UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pennsylvania Real Estate Investment Trust

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 1, 2017

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, June 1, 2017 at 11:00 a.m. Eastern Time at the Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect eight trustees nominated by the Board of Trustees and named in this Proxy Statement for a term expiring at the 2018 Annual Meeting of Shareholders;

(2)	To provide advisory approval of the Company’s executive compensation;

(3)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	To approve the material terms of the performance goals of the Second Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan;

(5)	To ratify the selection of KPMG LLP as our independent auditor for 2017; and

(6)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our Board of Trustees has fixed the close of business on April 3, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Please note that the Union League has a dress code, which is available at www.unionleague.org/dress-code.php. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

BRUCE GOLDMAN

Secretary

Philadelphia, Pennsylvania

April 25, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 1, 2017:

This Proxy Statement and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2016 are available at www.preit.com by clicking on “Investor Relations,” then clicking on “SEC Filings” and then clicking on “Proxy Statements” or “Annual Reports,” respectively.

Share Ownership and Retention Guidelines	35
Recoupment Policy	36
Anti-Hedging and Anti-Pledging Policy	36
Severance Payments	36
Share Trading Restrictions	37
Non-Qualified Retirement Plans	37
Deferred Compensation	38
No Perquisites	38
Benefits Generally Available to Employees	38
Accounting and Tax Considerations	38
Compensation Committee Report	39
2016 EXECUTIVE COMPENSATION	40
2016 Summary Compensation Table	40
Employment Agreements	42
2016 Grants of Plan-Based Awards	44
Performance Based Programs	46
Outstanding Equity Awards at 2016 Fiscal Year End	47
2016 Option Exercises and Stock Vested	48
Pension Benefits	48
2016 Nonqualified Deferred Compensation	48
Potential Payments Upon Termination or Change of Control	49
Equity Compensation Plans	56
PROPOSAL THREE—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	57
Board Recommendation	57
PROPOSAL FOUR—APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE SECOND AMENDED AND RESTATED PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 2003 EQUITY INCENTIVE PLAN	58
Board Recommendation	59
AUDIT
PROPOSAL FIVE—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	60
Board Recommendation	60
Audit Committee Report	60
Pre-Approval Policies and Procedures	61
Additional Information Regarding Our Independent Auditors	61
OTHER MATTERS	62
PROPOSAL SIX—OTHER MATTERS	62
Principal Security Holders	62
Related Party Transactions Policy	63
Other Transactions and Matters	64
Incorporation by Reference	64
Shareholders’ Proposals	65

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

200 South Broad Street

Philadelphia, Pennsylvania 19102

www.preit.com

PROXY STATEMENT

VOTING INFORMATION

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) will be held on Thursday, June 1, 2017 at 11:00 a.m. Eastern Time at the Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 25, 2017 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing our Annual Report to Shareholders for the fiscal year ended December 31, 2016 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

Shareholders Entitled to Vote

We have fixed the close of business on April 3, 2017 as the record date for the Annual Meeting. All holders of record of PREIT’s common shares of beneficial interest at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 69,747,452 common shares of beneficial interest were outstanding.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of PREIT and to fulfill the objectives of the majority voting standard that we apply in the election of trustees. If you are receiving this Proxy Statement from a broker, bank or other financial institution, please review the proxy materials and follow the instructions on the voting instruction form to communicate your voting instructions to your broker, bank or other financial institution. We hope you will exercise your rights and fully participate as a shareholder of PREIT.

How to Vote

We hope you will attend the Annual Meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit your voting instructions with respect to each account by mail, telephone or through the internet, so that all of your shares will be voted.

Shares Held through a Broker, Bank or Other Financial Institution

If you hold your shares through a broker, bank or other financial institution, there is a New York Stock Exchange rule that determines the manner in which your vote in the election of trustees will be handled at our upcoming 2017 Annual Meeting of Shareholders. Your broker, bank or other financial institution is not permitted to vote on your behalf on the election of trustees unless you provide specific instructions by completing and returning the voting instruction form or by following the voting instructions provided to you to vote your shares via telephone or the internet. For your vote with respect to the election of trustees to be counted, you need to communicate your voting instructions to your broker, bank or other financial institution before the date of the 2017 Annual Meeting of Shareholders, and before any earlier date specified in the voting instructions provided by your broker, bank or other financial institution.

Voting Standards Generally

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share. With respect to the election of trustees (Proposal One), assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines, which are described in this Proxy Statement, the eight nominees receiving the highest number of votes cast at the meeting will be elected as trustees. With respect to the advisory approval of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure (Proposal Two), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal Three), the approval of the material terms of the performance goals of the Second Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (Proposal Four) and the vote on ratification of the selection of KPMG LLP as our independent auditor for 2016 (Proposal Five), assuming a quorum is present, in each case the proposal will be approved if a majority of the shares present in person or by proxy and being cast as a vote on the proposal are voted “FOR” the proposal. Proposals Two and Three are non-binding. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but generally will not affect the outcome of any vote.

Voting by Proxy; Revocation of Proxies

You may vote your shares to be voted at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our Board of Trustees, “FOR” advisory approval of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure, for an advisory vote to be held each year on executive compensation, “FOR” approval of the material terms of the performance goals of the Second Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan, and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Delivery of Documents to Shareholders Sharing an Address

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report might have been sent to multiple shareholders in your household, if you have elected to receive paper copies. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South

Broad Street, Philadelphia, Pennsylvania 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your bank, broker or other nominee record holder.

Solicitation of Proxies

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Trustees.

GOVERNANCE

PROPOSAL ONE—

ELECTION OF TRUSTEES

Trustee Nomination Process

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date, or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person, pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification by reason of such nomination or service as a trustee, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. The complete text of these requirements is provided in Section 11.J of PREIT’s trust agreement, which is available on our website at www.preit.com and on the SEC’s website at www.sec.gov, and a copy of which may be obtained by written request to our secretary at our principal executive office. Nominations not made in accordance with the trust agreement procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

Nominees for Trustee

PREIT’s Board of Trustees has nominated George J. Alburger, Jr., Joseph F. Coradino, Michael J. DeMarco, Leonard I. Korman, Mark E. Pasquerilla, Charles P. Pizzi, John J. Roberts and Ronald Rubin for election at the Annual Meeting as trustees to serve until the Annual Meeting to be held in the spring of 2018 and until their respective successors have been duly elected and have qualified. Each of the nominees other than Mr. Alburger is currently serving as a trustee whose term expires at the Annual Meeting.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected.

The following table presents information with respect to the eight nominees for the office of trustee and PREIT’s executive officers, including their ages, principal occupations and the number of common shares beneficially owned by each of them as of March 31, 2017. As of such date, none of the nominees for the office of trustee or PREIT’s executive officers owned any shares of any series of PREIT’s preferred shares. In selecting nominees for election to the Board of Trustees, the members of the Nominating and Governance Committee and the Board of Trustees consider a number of factors that they deem relevant to service on the Board, including (1) core competencies and willingness to participate actively in the work of the Board of Trustees and, in the case of non-management nominees, in the standing Committees of the Board of Trustees, (2) personal integrity and ethics, (3) experience and maturity of judgment, (4) potential contributions to the collective knowledge, experience and capabilities of the Board of Trustees, (5) diversity of personal and professional backgrounds, and

(6) the ability to work constructively and effectively with other members of the Board of Trustees. Generally, the Nominating and Governance Committee and the Board of Trustees consider it important that nominees have competencies in one or more of the following areas: the real estate industry, public or corporate finance, management, retail, accounting or government. Each nominee brings his or her particular set of personal experiences and competencies to the Board of Trustees, which were considered by the Nominating and Governance Committee and the Board of Trustees, and which are briefly highlighted in the table below.

The address for each nominee for the office of trustee and each executive officer is c/o PREIT, The Bellevue, Third Floor, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
George J. Alburger, Jr. Age: 69 Nominee for Trustee	0	(3)	*

Chief Financial Officer and Treasurer of Liberty Property Trust from 1995 to 2016. Executive Vice President of Liberty Property Trust from 2000 to 2016. EBL&S Property Management, Inc., an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space from 1982 to 1995, departing as Executive Vice President. Price Waterhouse, LLP from 1968 to 1982, finishing his career there as a Senior Manager. Mr. Alburger serves on the board of Americold Realty Trust, an international owner and operator of temperature-controlled warehouses.

By virtue of his extensive experience as a senior executive of a real estate investment trust, Mr. Alburger has extensive experience in substantially all aspects of real estate investment, development and ownership, including aspects of real estate finance, operations and management, as well as experience with real estate mergers and acquisitions. That experience, coupled with his experience at a global accounting firm, provides Mr. Alburger with an exceptionally high level of accounting and audit expertise that he will bring to the Board, allowing him to interact effectively with the accounting and finance managers of PREIT and, if appointed to the audit committee, with PREIT’s independent auditors. Mr. Alburger also would add additional depth to the Board’s competencies in the areas of organizational development and strategic planning, as well as substantial experience regarding public companies and corporate governance.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Joseph F. Coradino(4) Age: 65 Trustee since: 2006	538,608	(5)	*

Chief Executive Officer of PREIT since 2012 and Chairman of PREIT since 2017. President of PREIT Services, LLC and PREIT-RUBIN, Inc. from 2004 to 2012. Executive Vice President-Retail of PREIT from 2001 to 2012. Executive Vice President-Retail Division and Treasurer of PREIT-RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Previously served as a director of A.C. Moore Arts & Crafts, Inc. from 2006 to 2011. Trustee of Temple University. Trustee of the International Council of Shopping Centers (ICSC).

Mr. Coradino has been engaged in real estate development, management and leasing for substantially all of his professional life and currently serves as PREIT’s Chief Executive Officer. Prior to becoming the Chief Executive Officer, Mr. Coradino served for a number of years as the senior officer for PREIT’s retail operations and as the principal officer in charge of redevelopment projects. Prior to joining PREIT as a senior executive in 1997, Mr. Coradino was an executive of The Rubin Organization, which was acquired by PREIT in 1997. Mr. Coradino brings to the Board an extensive knowledge of the properties and leasing program of PREIT and of trends and developments in the retail industry that are of vital significance to PREIT.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Michael J. DeMarco(6) Age: 57 Trustee since: 2015	8,052	(7)	*

Chief Executive Officer of Mack-Cali Realty Corporation since 2017 and President of Mack-Cali Realty Corporation since 2015. Chief Operating Officer of Mack-Cali Realty Corporation from 2015 to 2017. Chief Investment Officer of Cantor Commercial Real Estate Company, L.P. from 2013 to 2015. Executive Vice President of Vornado Realty Trust from 2010 to 2013. Managing Director at Fortress Investment Group from 2007 to 2010. Managing Director at Lehman Brothers from 1998 to 2007. Senior positions at Credit Suisse First Boston and Arthur Andersen LLP.

From his career in real estate investment banking and commercial finance, Mr. DeMarco has extensive experience in all aspects of real estate finance and operations and real estate mergers and acquisitions, and possesses a very deep knowledge and understanding of real estate capital markets, such as the CMBS market, as well transactions and valuations. Mr. DeMarco’s substantial experience enables him to offer valuable insights into the financial environment in which the Company is operating.

Leonard I. Korman Age: 81 Trustee since: 1996	473,033	(8)	*

Chairman and Chief Executive Officer of Korman Commercial Properties, Inc. (real estate development and management). Partner of The Korman Company and trustee of Thomas Jefferson University Hospitals. Former director of CoreStates Bank, N.A. Served on the Regional Advisory Board of First Union National Bank, and the boards of Albert Einstein Healthcare Network, Albert Einstein Healthcare Network Board of Overseers, The Pennsylvania Academy of Fine Arts, and the Jewish Federation of Greater Philadelphia.

Mr. Korman has been engaged in the acquisition, disposition, financing and management of residential and commercial real estate (including shopping centers) as an owner and senior executive for his entire adult life. In addition, he has served as a director of a large regional bank and on the boards of major community organizations. From this experience, Mr. Korman brings to the Board of Trustees an extensive knowledge of substantially all aspects of real estate investment, development and ownership, as well as valuable capabilities in strategic planning and finance.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Mark E. Pasquerilla(9) Age: 57 Trustee since: 2003	130,320	(10)	*

Officer and director of Pasquerilla Enterprises, LP and its subsidiaries since 2006 (Chief Executive Officer since 2013, President from 2006 to 2013). From 1992 to 2006 served as an officer and director of Crown Holding Company and its subsidiaries (CEO and Chairman from April 1999 to December 2006 and President from 1992 to 2006). In July 2013, the Pasquerilla Enterprises LP consolidated group acquired Crown Holding Company and its subsidiaries. Chairman of the Board of Trustees, President and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003. Vice Chairman of Crown American Realty Trust from 1998 to 1999. Trustee of Crown American Realty Trust from 1993 to 2003. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank and AmeriServ Life Insurance Company since 1997. Board member of Concurrent Technologies Corporation, a charitable organization, since 1990. Board member of the Community Foundation for the Alleghenies, a charitable organization, since 1991. Advisory board member of the University of Pittsburgh at Johnstown since 1988. Board member of Johnstown (Pennsylvania) Area Heritage Association; President of the Greater Johnstown Regional Partnership; and Trustee of the International Council of Shopping Centers from 2002 to 2005.

As the Chairman and Chief Executive Officer of Crown American Realty Trust at the time of its merger into PREIT in 2003, Mr. Pasquerilla brings to the Board a broad understanding of the retail real estate industry and knowledge of the properties acquired by PREIT from Crown American Realty Trust and the communities that they serve. Mr. Pasquerilla served as a trustee of the International Council of Shopping Centers, a leading trade organization, and is currently a director of a publicly-owned bank and on the boards of several community organizations. Mr. Pasquerilla’s competencies are derived from his business experience and community service activities, and include a knowledge of real estate acquisitions, finance and management, private and public capital markets, organizational development and strategic planning.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Charles P. Pizzi Age: 66 Trustee since: 2013	18,051	(11)	*

Former President and Chief Executive Officer and director of Tasty Baking Company from 2002 until the company’s sale in 2011. Director of Brandywine Realty Trust (office and industrial real estate development and management), PHH Corporation (residential mortgage originator), Franklin Square Energy & Power Fund and Franklin Square Global Credit Opportunities Fund. Former director of the Federal Reserve Bank of Philadelphia from 2006 to 2011, including service as Chairman from 2010 to 2011. Former director of the Philadelphia Stock Exchange from 1997 until its acquisition by NASDAQ in 2008. President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 to 2002. Director of a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Independence Blue Cross and Beltline R.R. and the Board of Advisors of PNC Philadelphia.

Mr. Pizzi’s career is unusually extensive and varied, including nine years as president and chief executive officer of a public company, service as a director of companies engaged in real estate, health insurance, construction, engineering, investment and security operations, and a broad range of civic and community leadership and service. By reason of his experience, Mr. Pizzi brings to the Board a diverse combination of business, operational, public company, community and governmental knowledge and skills.

John J. Roberts Age: 72 Trustee since: 2003	23,060	(12)	*

Former Global Managing Partner and member of the Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong World Industries, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Member of the American Institute of CPAs. Former director of SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and the University City Science Center. Former member of the advisory boards of the Kellogg School of Northwestern University, and the University of Southern California School of Accounting. Former trustee of Drexel University.

By reason of his 35 year career in public accounting, which included service as a senior executive with a global accounting firm, and his service on the boards and audit committees of other public companies, Mr. Roberts brings an exceptionally high level of accounting and audit expertise to the Board and the Audit Committee. His experience has enabled Mr. Roberts to interact knowledgeably and effectively with PREIT’s independent auditors and with the accounting and finance managers of PREIT. In addition, his experience as an accounting executive and as a board member of businesses in diverse industries and nonprofit organizations has given Mr. Roberts additional capabilities, including strategic planning and corporate governance.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2017(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Ronald Rubin(13) Age: 85 Trustee since: 1997	1,216,275	(14)	1.7%

Chairman of PREIT from June 2016 to February 2017. Executive Chairman of PREIT from 2012 to 2016. Chairman of PREIT from 2001 to 2012. Chief Executive Officer of PREIT from 1997 to 2012. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT-RUBIN, Inc. upon its acquisition by PREIT in 1997) from 1992 to 1997. Trustee of the International Council of Shopping Centers. Past Chairman of the Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of PECO Energy Company, a subsidiary of Exelon Corporation. Director of the Kimmel Center, Inc., Past President of the Jewish Federation of Greater Philadelphia. Co-Chairman of the National Museum of American Jewish History and served on the boards of the Franklin Institute, the Philadelphia Orchestra and the United Jewish Appeal.

Mr. Rubin has been engaged in real estate ownership, development and management for his entire adult life and is widely recognized as a leader in the industry. Prior to becoming Chief Executive Officer of PREIT in 1997, Mr. Rubin was Chief Executive Officer of The Rubin Organization, which was acquired by PREIT in 1997. PREIT acquired The Rubin Organization, in significant part, to secure the leadership and extensive real estate industry knowledge, experience and relationships of Mr. Rubin and the team of executives that he had assembled. Mr. Rubin brings to the Board of Trustees extensive business experience, effective leadership and a vast knowledge of PREIT, its properties and the real estate industry.

	Shares Beneficially Owned On March 31, 2017(1)
Executive Officers	Number		Percent of Class(2)

Jonathen Bell Age: 49	48,234	(15)	*

Senior Vice President of PREIT since 2007. Chief Accounting Officer of PREIT since 2006. Vice President—Financial Services of PREIT from 1999 to 2007. From 2003 to 2006, Corporate Controller of PREIT. From 1997 to 1999, Controller of Washington REIT in Rockville, Maryland.

Bruce Goldman Age: 58	151,384	(16)	*

Executive Vice President and General Counsel of PREIT since 2002. Secretary of PREIT since 2005. From 2001 to 2002, Senior Vice President—General Counsel of PREIT. From 2000 to 2001, Senior Vice President-Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.

Andrew M. Ioannou Age: 42	53,291	(17)	*

Executive Vice President—Finance and Acquisitions of PREIT since 2015. Treasurer of PREIT and PREIT Services, LLC since 2010. Senior Vice President—Capital Markets of PREIT from 2010 to 2015. Vice President—Capital Markets of PREIT Services, LLC and PREIT-RUBIN, Inc. from 2005 to 2010.

Robert F. McCadden Age: 59	336,927	(18)	*

Executive Vice President and Chief Financial Officer of PREIT since 2004. From 2002 to 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP. Director of Independence Realty Trust, Inc. (multifamily real estate investment) since 2011 and Trustee of Universal Health Realty Income Trust (health care real estate investment) since 2013.

Mario C. Ventresca, Jr. Age: 50	66,846	(19)	*

Executive Vice President—Operations of PREIT Services, LLC since 2015. Senior Vice President—Asset Management from 2005 to 2015. Vice President—Retail Asset Management from 2000 to 2005.

All Trustees and executive officers as a group (15 persons)(20)	3,118,102	(20)	4.4%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)	Based on 69,747,452 common shares of beneficial interest outstanding as of March 31, 2017.

(3)	Mr. Alburger does not currently own any shares. If elected, Mr. Alburger would become subject to our share ownership and retention guidelines for non-employee trustees. He would also become eligible to receive future awards of restricted shares, which we have typically granted annually to our non-employee trustees.

(4)	The employment agreement between PREIT and Joseph F. Coradino provides that, during the term of his employment agreement, the Board of Trustees shall nominate Joseph F. Coradino as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

(5)	Includes 371,894 shares that Mr. Coradino owns directly, 17,140 shares owned by Mr. Coradino’s spouse, 39,976 shares held by a trust of which Mr. Coradino is the trustee and beneficiary, 70,472 Class A units of limited partnership interest in PREIT Associates, L.P. that Mr. Coradino owns directly, and 39,126 Class A units held by a trust of which Mr. Coradino’s spouse is a trustee and his child is a beneficiary. Class A units are redeemable for cash or, at PREIT’s option, for a like number of common shares. Mr. Coradino disclaims beneficial ownership of the Class A units held by or for the benefit of his spouse and child.

(6)	As previously disclosed by PREIT on a Current Report on Form 8-K, Mr. DeMarco was initially nominated to the Board in 2015 in connection with an agreement between PREIT and certain shareholders, including Land & Buildings Investment Management LLC and Land & Buildings Capital Growth Fund, L.P. Mr. DeMarco was independent of both PREIT and such investors, and the Company was not obligated under the agreement to nominate him for the Board after the 2015 Annual Meeting.

(7)	Mr. DeMarco directly owns all 8,052 shares.

(8)	Includes 322,614 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 116,531 shares held in trusts of which Mr. Korman is a co-trustee, 10,528 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary, and 22,940 shares held by a family foundation. Mr. Korman disclaims beneficial ownership of the 116,531 shares held in trusts of which Mr. Korman is a co-trustee, the 420 shares owned by Mr. Korman’s spouse and the 22,940 shares held by the foundation.

(9)	In accordance with the merger agreement between PREIT and Crown American Realty Trust in 2003, PREIT expanded the size of its Board of Trustees and elected Mr. Pasquerilla, who was a member of Crown’s board at the time of the merger, to fill a vacancy created by the expansion.

(10)	Includes 33,198 shares that Mr. Pasquerilla owns directly, 45,208 shares held by Marenrico Partnership, and 51,914 shares held by Pasquerilla Enterprises, LP, an entity controlled by Mr. Pasquerilla. All of the shares held by Pasquerilla Enterprises, LP are pledged as collateral to First Commonwealth Bank, 33,575 shares held by Marenrico Partnership are pledged as collateral to Merrill Lynch with respect to a margin account, and 28,047 shares held by Mr. Pasquerilla directly are in a pledged account with Merrill Lynch.

(11)	Includes 13,051 shares that Mr. Pizzi owns directly and 5,000 shares subject to exercisable options.

(12)	Mr. Roberts directly owns all 23,060 shares.

(13)	In accordance with an agreement that PREIT entered into in connection with its 1997 acquisition of The Rubin Organization, Inc., the Board of Trustees of PREIT elected Ronald Rubin as a trustee of PREIT in 1997 to fill a vacancy created by the resignation of a former trustee.

(14)	Includes 137,314 shares that Ronald Rubin owns directly (37,172 of which are held jointly with his spouse), 27,800 shares held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin is a beneficiary (the “Marital Trust”), 5,000 shares held by a trust of which Ronald Rubin is a trustee and beneficiary, 8,584 shares held by trusts of which Ronald Rubin is a trustee, and 1,037,577 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares, 86,934 of which are held by the Marital Trust and 5,227 of which are held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(15)	Mr. Bell directly owns all 48,234 shares.

(16)	Mr. Goldman directly owns all 151,384 shares.

(17)	Mr. Ioannou directly owns 17,443 shares and shares voting and investment power as to an additional 35,848 shares with his spouse.

(18)	Mr. McCadden directly owns 318,283 shares and shares voting and investment power as to an additional 18,644 shares with his spouse.

(19)	Mr. Ventresca directly owns 37,998 shares and shares voting and investment power as to an additional 28,848 shares with his spouse.

(20)	Includes 1,960,503 shares held directly or indirectly, 10,000 shares subject to exercisable options and an aggregate of 1,147,176 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares. These totals include (i) 34,223 shares owned directly by M. Walter D’Alessio, and (ii) 14,797 shares owned directly and 5,000 shares subject to exercisable options held by Rosemarie B. Greco, two current trustees who are not standing for reelection.

Majority Voting Standard for Trustee Elections and Board Procedures

With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines described below, the eight nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold Authority” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees (excluding such nominee) will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation. If each member of the Nominating and Governance Committee were to receive a majority of votes marked “Withhold Authority” in the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold Authority” would appoint a committee among themselves (which may consist of some or all of them) to consider the resignations and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this Proxy Statement and nominated for election as trustees by our Board of Trustees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Leadership Structure

In June 2012, Joseph F. Coradino became Chief Executive Officer of PREIT and in February 2017 became Chairman of PREIT, succeeding Ronald Rubin, who remains a trustee. Ronald Rubin had been Chief Executive Officer since 1997 and Chairman since 2001. Mr. Coradino had been a senior officer of PREIT since he joined the Company in 1997 and has been a Trustee of the Company since 2006. The Board of Trustees believes that promoting Mr. Coradino to the role of Chief Executive Officer and subsequently Chairman, while retaining the knowledge and experience of Mr. Rubin, has facilitated a smooth transition of leadership from Mr. Rubin to Mr. Coradino.

On January 4, 2016, pursuant to the terms of the employment agreement between the Company and Ronald Rubin, the Company provided notice of non-renewal of Mr. Rubin’s employment agreement, and consequently, the term of his employment agreement as Executive Chairman expired on June 7, 2016. Mr. Rubin continued to serve as the non-executive Chairman of the Company’s board of trustees until February 2017, at which time Mr. Rubin stepped down and Mr. Coradino was appointed Chairman. Mr. Rubin remains a trustee and the Company will continue to benefit from his extensive knowledge and expertise.

The Board of Trustees also previously appointed M. Walter D’Alessio to a sixth one-year term as Lead Independent Trustee that commenced at the 2016 Annual Meeting of Shareholders of the Company and extends to the 2017 Annual Meeting of Shareholders of the Company. The scope of Mr. D’Alessio’s responsibilities in this role includes board operations, Chief Executive Officer evaluation and succession, Board of Trustees evaluation and recruitment, and, as appropriate, shareholder relations. Mr. D’Alessio is not standing for reelection and the Board has determined that Mr. Pizzi will serve a one-year term as the Lead Independent Trustee beginning at the 2017 Annual Meeting of Shareholders of the Company and extending to the 2018 Annual Meeting of Shareholders of the Company.

The Board believes that this structure, including a Lead Independent Trustee, is appropriate and effective for PREIT because it (i) provides a separate conduit through the Lead Independent Trustee between the independent trustees and the CEO and other executive officers of PREIT, as appropriate, (ii) provides a mechanism for oversight by the independent trustees, and (iii) provides a means of enhancing conditions for engagement by the Board in PREIT’s decision-making processes. The Board currently includes eight non-employee trustees who, by virtue of their collective leadership experience and their positions on the various committees of the Board discussed below, provide significant independent leadership and direction that complements the leadership provided by the Lead Independent Trustee and Joseph Coradino.

Role in Risk Oversight

The full Board is responsible for, and is actively involved in, identifying and overseeing the management of the risks that PREIT faces. The Board retains direct decision making authority regarding the most significant of these risks, and exercises its oversight of management with respect to other risks. With respect to the exercise of direct decision making, the Board generally manages these risks through (i) the allocation of specific duties and responsibilities to its committees, and the interaction of those committees, in performing the duties and responsibilities allocated to them, and (ii) with the engagement of various outside consultants, including our independent auditor and our compensation consultant. The Board typically performs its oversight function through review of reports from the Chairs of these committees, as well as through regular discussions and reports from management regarding significant or developing risks. Among other relevant information, the Board receives a report annually from management describing management’s methodology for identifying, assessing, mitigating, monitoring and disclosing operational and other risks. In addition, at most Board meetings and at least quarterly, management distributes and discusses with the Board an annotated list of the risks identified and discussed in the most recently filed Annual Report on Form 10-K of PREIT, identifying the primary person or group within the Company responsible for overseeing and addressing each risk, any changes to the intensity of each risk and any observed trends, even if the overall intensity of the risk remains unchanged. The Board believes that the leadership structure discussed above, which places significant authority in the hands of its independent trustees while involving the CEO in Board decision-making, enhances its ability to identify and oversee the risks that PREIT faces.

Committees of the Board

PREIT has a standing Executive Compensation and Human Resources Committee (the “Compensation Committee”), a standing Audit Committee, a standing Nominating and Governance Committee and a standing Special Committee under PREIT’s Related Party Transactions Policy. PREIT’s by-laws authorize the establishment of a standing Executive Committee to consist of three members. PREIT’s Board of Trustees has not appointed any members to the Executive Committee. If duly constituted, the Executive Committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

Executive Compensation and Human Resources Committee. The Compensation Committee is comprised of Charles P. Pizzi, Chair, M. Walter D’Alessio, Leonard I. Korman and John J. Roberts. The principal duties of the Compensation Committee are to set the annual, long term and incentive compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee, to make recommendations to PREIT’s Board of Trustees regarding equity-based plans, and to administer these plans. The Compensation Committee does not have the authority to delegate any portion of its responsibilities over the compensation of PREIT’s executive officers to others, although it is assisted by, and consults with, others.

The Compensation Committee met eight times during 2016. Meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer in establishing compensation for the named executive officers other than the Chief Executive Officer, and invited the Chief Executive Officer to participate in compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers other than the Chief Executive Officer.

The Compensation Committee has the exclusive authority to retain and terminate the services of executive compensation consultants to assist in the evaluation of executive officer compensation. The Compensation Committee evaluates the conflicts of interest of any consultant retained or to be retained consistent with its charter and applicable law. Since October 2010, the Compensation Committee has annually engaged Pay Governance, LLC to serve as the consultant to the Compensation Committee. The compensation consultant periodically advises the Compensation Committee on developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents, from time to time, at the Compensation Committee’s direction, compensation data from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”) and from the proxy statements of selected REITs.

The Compensation Committee’s process for setting executive compensation is described under “Compensation—Compensation Discussion and Analysis.”

Audit Committee. The Audit Committee, which is comprised of John J. Roberts, Chair, Michael J. DeMarco, Rosemarie B. Greco and Charles P. Pizzi, met five times during 2016. The principal duties of the Audit Committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related notes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls.

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two public companies other than PREIT unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. John J. Roberts presently serves on the audit committees of three public companies other than PREIT. The Board of Trustees has considered Mr. Roberts’ service on these other audit committees and has determined that Mr. Roberts’ service on the other audit committees will not impair his ability to effectively serve in his role on PREIT’s Audit Committee.

Nominating and Governance Committee. The Nominating and Governance Committee, which is comprised of Rosemarie B. Greco, Chair, M. Walter D’Alessio, Leonard I. Korman and Mark E. Pasquerilla, met four times during 2016. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the Board of Trustees, review annually the compensation paid to non-employee trustees, develop and recommend a set of governance principles applicable to PREIT, annually review PREIT’s Chief Executive Officer succession planning and oversee the evaluation of the performance of PREIT’s Board of Trustees and management with respect to matters other than compensation.

While it does not maintain a formal policy on diversity, the Nominating and Governance Committee chooses candidates for the office of trustee without regard to age, sex, race, religion, national origin or sexual orientation. In selecting candidates for the position of trustee, the Nominating and Governance Committee and the full Board recognize that diversity is valuable to a well-functioning board, aspire to increase Board diversity as an essential element in supporting the attainment of PREIT’s strategic objectives, and consider diversity in a broad sense, including differences of perspectives, experiences, expertise, skills and background. Its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees, and whether requesting additional information or an interview is appropriate.

Special Committee Regarding PREIT’s Related Party Transactions Policy. The Special Committee relating to PREIT’s Related Party Transactions Policy (the “Special Committee”), which is comprised of M. Walter D’Alessio, Chair, Leonard I. Korman and Mark E. Pasquerilla, did not meet during 2016.

The principal duties of the Special Committee are to administer PREIT’s Related Party Transactions Policy by reviewing those transactions that PREIT’s General Counsel determines to be subject to the policy. See “Other Matters—Related Party Transactions Policy.”

Meetings of Independent Trustees

In addition to PREIT’s Board and committee meetings, the independent members of PREIT’s Board of Trustees meet separately at regularly scheduled meetings. The Lead Independent Trustee presides at these meetings. See “Corporate Governance Guidelines and Codes of Conduct—Trustee Independence.”

Communicating with the Board of Trustees

Any interested party wishing to communicate with PREIT’s Board of Trustees, the independent trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the independent trustees or the individual trustee and sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met eight times during 2016. All of the trustees attended at least 75% of Board and applicable committee meetings in 2016. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of Shareholders. Last year, all of the trustees attended the Annual Meeting.

Corporate Governance Guidelines and Codes of Conduct

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees (which includes the code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer), related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of PREIT’s Board of Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications or waivers are reflected on PREIT’s website as soon as practicable.

Trustee Independence

All of PREIT’s non-employee trustees are independent, except Mr. Ronald Rubin by virtue of his recent service as an executive officer of the Company. Including employee trustees, more than three quarters (seven out of nine) of the members of PREIT’s Board of Trustees in the period from 2016 to 2017 are independent. If all of the candidates for trustee at the Annual Meeting are elected, six out of eight trustees for the period from 2017 to 2018 will be independent. For a trustee to be considered independent, PREIT’s Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s Board of Trustees has established guidelines to assist it in determining trustee independence, which are contained in the Company’s corporate governance guidelines. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s Board of Trustees has adopted categorical standards to assist it in making determinations of independence.

Standards of Independence

The guidelines and the categorical standards used by PREIT’s Board of Trustees to determine whether a trustee is independent specify that:

1.

Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT). For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

3.	No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.	Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.	No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board of Trustees determined that the following seven members of PREIT’s current nine member Board satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: M. Walter D’Alessio, Michael J. DeMarco, Rosemarie B. Greco, Leonard I. Korman, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts. As noted above, Ronald Rubin will not be deemed independent for 2017 to 2018 because of his recent service as an executive officer of the Company. If elected, Mr. Alburger will also satisfy the New York Stock Exchange independence requirements and PREIT’s guidelines.

All members of each of the Compensation Committee, Audit Committee and Nominating and Governance Committee of PREIT’s Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s Board of Trustees or on committees of PREIT’s Board of Trustees.

Board Service

Over the past four years, four trustees of the Company left the Board of Trustees, most of whom had served for more than 10 years. This year, M. Walter D’Alessio and Rosemarie B. Greco are not standing for reelection and the Board is recommending the election of Mr. Alburger as a new independent trustee. Two years ago, Mr. DeMarco joined our board and four years ago, Mr. Pizzi joined our Board. We expect that our Nominating and Governance Committee will continue to consider, among other things, the relative mix of the lengths of service of our trustees in making recommendations for nominees as trustee.

Related Party Transactions Policy

PREIT’s Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law. See “Other Matters—Related Party Transactions Policy.”

Compensation Committee Interlocks and Insider Participation

No member of PREIT’s Compensation Committee is or was during 2016 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s Board of Trustees or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, PREIT believes that all filings required to be made under Section 16(a) by the reporting persons since the beginning of 2016 were made on a timely basis.

2016 Trustee Compensation

Each trustee who is not an employee of PREIT received an annual retainer for 2016 of $45,000, plus $1,500 per Board of Trustees or committee meeting in which the trustee participated, with the exception of Ronald Rubin, who received a retainer of $100,000 as Chairman, plus $1,500 per Board of Trustees or committee meeting in which the he participated. In addition, the Lead Independent Trustee receives an additional retainer of $25,000, the Chair of PREIT’s Audit Committee receives an additional retainer of $15,000, the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual retainer of $10,000, and the Chair of the Special Committee established under PREIT’s Related Party Transactions Policy receives an additional annual retainer of $5,000.

Non-employee trustees also typically receive restricted shares annually which vest over one year. In 2016, the Board of Trustees determined that the award of restricted shares to non-employee trustees would be equal in value to $100,000, which equated to 4,320 shares based on the $23.15 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. The shares were awarded under the Second Amended and Restated 2003 Equity Incentive Plan.

The following table summarizes the fees and other compensation earned by our non-employee trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
M. Walter D’Alessio	108,000	100,613	208,613
Michael J. DeMarco	64,500	100,613	165,113
Rosemarie B. Greco	83,500	100,613	184,113
Leonard I. Korman	76,500	100,613	177,113
Mark E. Pasquerilla	64,500	100,613	165,113
Charles P. Pizzi	89,500	100,613	190,113
John J. Roberts	93,000	100,613	193,613
Ronald Rubin	106,000	100,613	206,613

(1)	The amounts reported in the Stock Awards column represent the grant date fair value as determined in accordance with Topic 718 based on the average of the high and low sale prices of a common share on the date of grant. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The following table summarizes the aggregate number of restricted shares and options held by our non-employee trustees at December 31, 2016.

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
M. Walter D’Alessio	4,320	—	—	—
Michael J. DeMarco	4,320	—	—	—
Rosemarie B. Greco	4,320	5,000	5,000	—
Leonard I. Korman	4,320	—	—	—
Mark E. Pasquerilla	4,320	—	—	—
Charles P. Pizzi	4,320	5,000	3,750	1,250
John J. Roberts	4,320	—	—	—
Ronald Rubin	4,320	—	—	—

COMPENSATION

PROPOSAL TWO—

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Securities and Exchange Commission (“SEC”) requirements, our shareholders have the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC disclosure rules.

We urge you to read the “Compensation Discussion and Analysis” section beginning on page 24 and the compensation tables and narrative discussion beginning on page 40 of this Proxy Statement. We believe that the compensation of our named executive officers should be approved for the following reasons:

•

Compensation decisions are made by independent trustees who are not part of management and comprise the Executive Compensation and Human Resources Committee of our Board of Trustees (the “Compensation Committee”). These decisions result from a formal, deliberative process, including advice from an independent compensation consultant selected by the Compensation Committee.

•

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in an effort to maximize value for our shareholders. These goals are achieved in five principal ways: (i) limiting fixed, base salary so that the largest component of the compensation of a named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation on corporate performance, primarily relative total shareholder return, and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured primarily, but not exclusively, by Funds From Operations (“FFO”), and taking into consideration additional articulated performance metrics, the achievement of which are deemed important for reaching our strategic and business goals; and (v) requiring named executive officers to own minimum stated amounts of our securities. We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. FFO is a commonly used measure of operating performance and profitability among REITs, and we use FFO as a supplemental non-GAAP measure to compare our performance for different periods to that of our industry peers. The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP), excluding gains and losses on sales of operating properties, extraordinary items (computed in accordance with GAAP) and significant non-recurring events that materially distort the comparative measurement of company performance over time, plus real estate depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis.

•

The equity awards align the interests of our shareholders and our named executive officers by encouraging officers to focus on corporate performance in an effort to generate an increase in share value. Vesting of Restricted Share Units (“RSUs”) granted under our RSU Programs is dependent upon achieving certain relative total shareholder return (“TSR”) levels over a three-year period. The RSUs have directly aligned the interests of our named executive officers with the interests of our shareholders since there has been no vesting for periods when relative returns to shareholders were below the threshold under the applicable RSU Program, and vesting has occurred when relative returns to shareholders met the criteria. RSUs have been awarded in all but one year since 2006 and, based on relative TSR, none of the RSUs had vested prior to December 31, 2012. Due to the relative TSR of the

Company for the three years ended on December 31, 2016, which placed the Company below the 25th percentile threshold of the companies in the relevant index, no shares were issued pursuant to the RSUs awarded in 2014.

•

The structure of our annual cash incentive awards in 2016 permitted the Compensation Committee to consider, in addition to FFO per share, the key metrics of growth in same store net operating income, the leverage ratio of the Company under its principal credit facility, occupancy costs as a percentage of tenant sales, return on assets, comparable store sales per square foot, in line occupancy, gross rent renewal spreads and the ratio of general and administrative costs to gross revenues, which were important to the goals of the Company for the year. These key metrics were directly related to our four key strategic goals for the year: improved portfolio quality, improved operating results, improved balance sheet and positioning the Company for growth. While FFO remained the single most significant metric under the awards, the Compensation Committee had the right to consider these other metrics which, depending upon the judgment of the Committee, in the aggregate could be as or more significant than FFO in determining payments under the awards.

We seek the approval of the resolution set forth below:

“RESOLVED, that the shareholders of PREIT approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the applicable disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and accompanying narrative.”

This “say on pay” vote is advisory, and is not binding on PREIT, the Board of Trustees or the Compensation Committee. However, we value the opinions of our shareholders and annually seek their approval in this “say on pay” vote. The Compensation Committee will consider the results of the vote on the resolution and evaluate whether any actions in response to the vote are necessary in connection with future compensation determinations.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of our named executive officers: Joseph F. Coradino, Chief Executive Officer; Robert F. McCadden, Executive Vice President and Chief Financial Officer; Bruce Goldman, Executive Vice President, General Counsel and Secretary; Mario C. Ventresca, Jr., Executive Vice President—Operations; Andrew M. Ioannou, Executive Vice President—Financial and Acquisitions; and Ronald Rubin, who served as Executive Chairman until June 2016.

Each of the named executive officers other than Mr. Ventresca, Mr. Ioannou and Mr. Rubin currently has an employment agreement, which is described in this Proxy Statement under “2015 Executive Compensation—Employment Agreements” beginning on page 42. The employment agreements established minimum base salaries and eligibility to participate in cash incentive and equity programs in 2016, as determined by the Compensation Committee. While Mr. Ventresca and Mr. Ioannou do not have employment agreements with the Company, each is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers, as modified by letter agreements with Mr. Ventresca and Mr. Ioannou, respectively, dated May 8, 2013. The details of Mr. Ventresca’s and Mr. Ioannou’s arrangements are also described in this Proxy Statement under “2016 Executive Compensation—Employment Agreements” beginning on page 42. Mr. Rubin’s employment agreement terminated by its terms in June 2016.

2016 Performance

PREIT’s Board of Trustees previously established specific goals for the Company and our key executives, including specific targets of FFO per share and NOI, as well as improvement in the following primary areas: improve the Company’s portfolio quality, improve the Company’s operating results, strengthen the Company’s balance sheet and financial position (lower leverage ratio under our credit facility, lower interest rates, higher liquidity) and position the Company for growth. These primary goals were in turn supported by a focus on and targeted progress in specific metrics, including those set forth in the paragraph below. Mr. Coradino communicated those goals to our employees and encouraged a collaborative effort among the departments within the Company for the achievement of these goals.

In 2016, Mr. Coradino and our key executives continued to execute the Company’s plan to achieve these goals, as evidenced by the continued progress made in certain key achievements and metrics:

•	disposition of six non-core malls and two street retail properties in 2016, with additional dispositions of two additional malls in January 2017;

•	FFO increased $10.2 million, or 7.5%;

•

same store net operating income improved by an average of 4.4% for the year ended December 31, 2016 as compared to the prior period, and same store net operating income excluding lease terminations improved by an average of 2.7% for the year ended December 31, 2016 as compared to the prior period;

•	same store sales increased from $432 per square foot in 2015 to $464 per square foot in 2016, an increase of 7.4%;

•	a 7.2% increase in non-anchor lease renewal spreads over the prior rent (excluding bankruptcy-related renewals for Aeropostale);

•

while the leverage ratio of the Company under its principal credit facility (the ratio of Total Liabilities to Gross Asset value, as defined therein) rose above the 50% level in 2016, following the issuance of the Company’s Series C Preferred Shares in January 2017, leverage was approximately 47%, as compared to 49.3% in 2015 and 47.6% in 2014, despite substantial borrowings in connection with the acquisition of Springfield Town Center in 2015;

•	a small increase of our general and administrative expenses, of $0.4 million, or 1%, in 2016 as compared to a decrease of $0.7 million, or 2%, in 2015; and

•	continued progress on the Company’s joint venture with The Macerich Company to redevelop The Gallery at Market East in Philadelphia, Pennsylvania (now known as the Fashion Outlets of Philadelphia).

As described in more detail below, this performance was the basis for the decisions and programs of the Compensation Committee with respect to base salaries, annual incentive plan awards and long-term equity awards to the named executive officers. For example, given the Company’s operating performance for the year, the Compensation Committee determined that payouts under the Company’s annual incentive plan for 2016 should generally be made at 130% of the target level, subject to certain adjustments, all as described below.

Executive Summary

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives designed to maximize value for our shareholders. These goals are achieved in five principal ways: (i) setting fixed, base salaries so that the largest component of compensation of a named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation principally on relative TSR and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured primarily, but not exclusively, by Funds From Operations (“FFO”) per share, and taking into consideration additional articulated performance metrics, the achievement of which are deemed important for reaching our strategic and business goals; and (v) requiring named executive officers to own minimum stated amounts of our securities.

The Compensation Committee believes that long-term equity awards are particularly well-suited for aligning the interests of our shareholders and our named executive officers. Compensation in the form of equity earned over a multiple-year period helps to ensure that the named executive officers focus on long-term corporate performance that enhances the value of our shares over time. These objectives are further enhanced by our share retention guidelines, which require our executives to own meaningful amounts of our shares. Consistent with prior years, the 2016 long-term equity program consisted of two components. The first component, which is performance based, consisted of the grant of restricted share units, or RSUs, that vest and under which shares are issued based upon the TSR of PREIT during the three-year period ending December 31, 2018 relative to the TSR of companies in a broad REIT index. The second component consisted of restricted shares that generally vest in equal, annual installments over a three-year period, provided that the recipient of the restricted shares remains an employee on the vesting date. These time based restricted share grants are intended to retain the services of the officers over the longer term by providing predictable awards for continued service.

The Compensation Committee believes that annual cash incentive opportunity awards further align the interests of our shareholders and our named executive officers by rewarding achievement of key operational goals. Except for Mr. Rubin, the 2016 annual cash incentive awards provided opportunities for the named executive officers to receive cash payments equal to varying percentages of their base salaries based primarily upon achievement of FFO per share relative to our 2016 business plan, as the primary metric, and secondary metrics including but not limited to growth in same store net operating income, the leverage ratio of the

Company under its principal credit facility, occupancy costs as a percentage of tenant sales, return on assets, comparable store sales per square foot, in line occupancy, gross rent renewal spreads and the ratio of general and administrative costs to gross revenues. The Compensation Committee had the discretion to adjust the threshold, target and outperformance levels of FFO per share established under the awards if, in the judgment of the Compensation Committee, our reported FFO per share did not reflect our performance in 2016 in a manner consistent with the purposes of the cash incentive awards. The Compensation Committee also had the discretion to take into account reported FFO per share as adjusted to exclude certain items that the Compensation Committee did not believe reflected the Company’s core operating performance. Although FFO per share was the primary factor for determining cash incentive compensation for 2016, it was not expected to be the sole factor, and the Compensation Committee had the discretion to consider other business performance factors, including growth in same store net operating income, the leverage ratio of the Company under its principal credit facility, occupancy costs as a percentage of tenant sales, return on assets, comparable store sales per square foot, in line occupancy, gross rent renewal spreads and the ratio of general and administrative costs to gross revenues, and to accord them such weight as the Compensation Committee deemed appropriate. Each of these other business performance factors relates to, and is indicative of, the achievement of the Company’s four key strategic objectives of improving its portfolio quality, its operating results and its balance sheet, and positioning the Company for growth.

While base salary increases for our continuing named executive officers ranged from 3.0% to 14.8% in 2016, with the largest increase being awarded to Mr. Ventresca to reflect the expanding nature of his role with the Company and his strong performance in that role, the Compensation Committee considered carefully the relative mix of base salary to other components of each executive officer’s compensation before awarding any increase. The Compensation Committee also viewed each base salary increase as appropriate based on peer group and other data it reviewed.

The Compensation Committee believes that our compensation program has successfully aligned the interests of our shareholders with the interests of our named executive officers, as reflected by:

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the emphasis on equity awards, combined with the requirement that equity received by the named executive officers under the awards be retained in accordance with share retention policies discussed later in this “Compensation Discussion and Analysis” section;

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the expiration of performance based equity awards without issuance of shares when relative TSR thresholds have not been achieved for the relevant measurement periods and, conversely, the issuance of shares in connection with long-term incentives when relative TSR thresholds have been achieved or exceeded;

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the grant of annual cash incentive opportunity awards based primarily upon FFO per share, the core measure of our operating performance, and other business performance factors deemed relevant by the Compensation Committee and approved by the Compensation Committee as related to the achievement of the Company’s business objectives; and

•	generally limiting base salary increases to modest amounts absent a significant change in responsibility and/or review of peer group data that suggest our base salaries may be set too low.

2016 Voting Results for Advisory Approval of the Company’s Executive Compensation

At the 2016 Annual Meeting, 89.2% of votes cast were voted in favor of the Company’s executive compensation, while 8.8% of votes cast were voted against and 2.0% of votes cast abstained. While this vote is advisory, the Compensation Committee noted this shareholder support of its compensation policies.

Aspects of Compensation Program Favorable from a Corporate Governance Perspective

The Committee believes that the executive compensation program includes aspects that align the interests of our shareholders and those of the named executive officers and excludes aspects that could misalign their interests.

What We Do	What We Don’t Do

•    We align pay with Company performance. Long term performance based equity awards are tied to relative TSR, and annual performance based cash awards are tied to key operational and financial metrics.

•    We require named executive officers to maintain share ownership and retain shares received under equity plans. Our CEO must own common shares having a value of 5 times his salary and our other named executive officers must own common shares having a value of 3 times their respective salaries; named executive officers must hold a portion of any equity plan shares they receive for at least one year.

•    Upon a change of control, we require a double-trigger (meaning, in addition to a change of control of the Company, the executive must be timely terminated without cause or resign for good reason) before agreed upon cash severance benefits or payments are paid.

•    We review data derived from our peer group of companies and the REIT industry when making executive compensation decisions.

•    We consider carefully how compensation program design and decisions affect risk-taking by named executive officers.

•    We authorize the Board to recoup (“clawback”) executive compensation that resulted from a misstatement of financial results caused by such executive’s intentional misconduct or fraud.

•    Our Compensation Committee engages an outside independent compensation consulting firm to advise on executive compensation matters.

•    We prohibit hedging and strongly discourage pledging transactions by our non-employee trustees and executive officers.

•    We do not provide any material perquisites.

•    We do not reprice options without shareholder approval.

•    Our Compensation Committee does not permit its compensation consultant to provide any other services to the Company.

Compensation Committee Process and General Considerations

The Compensation Committee devoted a substantial portion of six of its meetings in 2016 to executive compensation for that year. In addition, the Compensation Committee has met two times in 2017 to discuss payment of cash incentive opportunity awards for 2016 and establish compensation for 2017. The Compensation Committee considered, among other matters:

•	the objectives and policies of its compensation programs for 2016 and later years;

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the design of the annual cash incentive and long-term incentive programs in light of the principal objective of aligning the interests of our shareholders and our named executive officers by rewarding outcomes that further the interests of our shareholders;

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information on compensation of senior executives at other companies derived from industry surveys and proxy statements for prior years for a group of 19 REITs deemed comparable to PREIT for this purpose;

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the amounts of the base salaries to be paid and annual cash incentive opportunity and long-term equity awards to be granted to our named executive officers for 2016 and the allocation among these components; and

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the Company’s guidance range for its 2016 FFO per share and its goals for certain supplemental corporate performance factors, and the Company’s achievements in relation to such FFO guidance and other performance factors.

In setting 2016 compensation, the Compensation Committee also considered our performance during 2015 in view of the financial goals set forth under our 2015 business plan, which was approved by the Board of Trustees. In addition, the Compensation Committee also solicited and considered the recommendations of Mr. Coradino regarding the components and amounts of compensation to be paid to the named executive officers (other than Mr. Coradino) in 2016.

As a part of its annual review of PREIT’s compensation policies with respect to all employees, the Compensation Committee also evaluates the risks that are created by those policies, including the risk-taking incentives that those policies may create. Based on that review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to result in a material adverse effect on PREIT.

Compensation Consultant

The Compensation Committee was assisted in its work by an independent compensation consultant, Pay Governance, LLC. Under its charter, the Compensation Committee has the sole authority to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the compensation consultant may be engaged by the Compensation Committee for special projects. All of the work performed by the compensation consultant in 2016 related to executive officer compensation. Mr. Coradino meets with the Compensation Committee and separately with the compensation consultant on matters relating to the compensation of the named executive officers.

Compensation Consultant Independence

The policies and procedures of Pay Governance, LLC and certain additional facts, including those set forth below, give the Compensation Committee confidence that the advice it receives from Pay Governance, LLC is objective and not influenced by any relationships that Pay Governance, LLC or its affiliates may have with the

Company, its Board of Trustees or management. These policies, procedures and other facts include the following:

•	Pay Governance, LLC does not provide any other services to the Company;

•	the fees that Pay Governance, LLC receives from the Company are less than 1% of the total revenues of Pay Governance, LLC;

•	the lead consultant from Pay Governance, LLC does not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company;

•	the lead consultant from Pay Governance, LLC does not own any Company securities and is prohibited from doing so by the policies of Pay Governance, LLC;

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Pay Governance, LLC has direct access to the Compensation Committee without management intervention and will only provide services at the direction of the Compensation Committee or in support of its charter; and

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Pay Governance, LLC will notify the Compensation Committee if the lead consultant provides consulting services to another company where an affiliation exists with a member of management or a member of the Compensation Committee.

The Compensation Committee has assessed the independence of Pay Governance, LLC pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance, LLC from serving as an independent compensation consultant to the Compensation Committee.

Comparative Peer Groups

The compensation consultant periodically informs the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents data on executive compensation from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”), and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT. The peer group for 2016 compensation purposes consisted of 19 REITs located throughout the United States, many of which own and operate retail properties, although the peer group also included office, industrial, multi-family and diversified REITs. The Compensation Committee, in consultation with the compensation consultant and management, updates the peer group periodically. The Compensation Committee made no changes to the peer group for purposes of compensation deliberations for 2016, other than to remove Rouse Properties, Inc., which was taken private in 2016. The peer group consisted of the following REITs: Acadia Realty Trust, Brandywine Realty Trust, CBL & Associates Properties, Corporate Office Properties Trust, Cousins Properties Incorporated, Equity One, Inc., Federal Realty Investment Trust, Kite Realty Group Trust, Liberty Property Trust, PS Business Parks, Inc., Ramco-Gershenson Properties Trust, Regency Centers Corp., Saul Centers, Inc., Tanger Factory Outlet Centers, Inc., Taubman Centers, Inc., The Macerich Company, Washington Real Estate Investment Trust, Weingarten Realty Investors and Washington Prime Group Inc. For 2017, the Compensation Committee, after consulting with Pay Governance, LLC, did not make any further changes to the companies to the peer group.

In determining compensation for 2016, the Compensation Committee compared (i) the total 2015 compensation of the named executive officers to the total compensation paid to the executive officers in the peer group as reported in their 2015 proxy statements and in other sources and (ii) the allocation of total compensation of the named executive officers among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards as reported in the proxy statements for the companies in the peer group and in other sources. The Compensation Committee also compared PREIT’s FFO growth rate, TSR and other business performance metrics to the FFO growth rate, TSR and other business performance metrics of the peer group companies. NAREIT defines FFO, which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP), excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. TSR is a measure of the financial return to shareholders over a specified measurement period. The financial return consists of dividends on a share of common equity during the period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a share measured from the beginning to the end of the period.

The comparative compensation data provided background for assessing both the competitiveness of our compensation and the appropriate allocation between the elements of compensation. The Compensation Committee deemed the peer group comparisons to be more relevant to its compensation decisions than the proprietary NAREIT survey provided by the compensation consultant because it is a smaller comparison group that is more similar to the Company in terms of total capitalization, revenues, number of properties, number of employees, geographic location and other business characteristics and pertinent factors, including whether the peer company served the retail industry. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the individual components of compensation paid to the named executive officers against executives at peer group companies. The Compensation Committee does, however, generally try to set total compensation, including compensation in the form of performance based awards, for the named executive officers near the middle of the peer group data for their respective positions. The awards are designed to allow for the possibility of greater or lesser compensation based upon our performance.

The Compensation Committee also considers special or unusual matters that affect the metrics used to measure corporate or operational performance for purposes of the performance based elements of compensation, such as the unplanned, or earlier than planned, disposition of properties or defeasance clauses regarding the early repayment of debt. Such matters can directly affect FFO and indirectly affect TSR, the two primary metrics used in the performance based awards. In addition, the Compensation Committee may take into consideration other business performance factors in determining the amount of the payout under the cash incentive opportunity awards. Such other business performance factors may also provide a context for evaluating our FFO performance.

As part of its deliberations, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviewed internally-prepared tally sheets for each named executive officer. Each of these tally sheets presented the dollar amount of each component of each named executive officer’s compensation, as well as potential payments under various performance, termination and change of control scenarios.

Role of Our Executive Officers in Executive Compensation

As previously noted, Mr. Coradino, after consultation with other senior officers, made 2016 compensation recommendations for our officers, including the other named executive officers. The Compensation Committee discussed these recommendations with Mr. Coradino and invited him to participate in the Compensation Committee’s deliberations concerning compensation for the named executive officers, other than Mr. Coradino.

Compensation Objectives and Policies

The principal objectives of our compensation program are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in order to maximize shareholder value. Our compensation program for 2016 consisted of three elements: (i) base salary; (ii) annual cash incentive opportunity; and (iii) equity under a long-term incentive program. These three elements are designed to contain an appropriate level and mix of compensation that emphasizes performance based compensation and equity to align the interests of our shareholders and our named executive officers and, if performance is achieved, to provide the officers with an opportunity for wealth creation. We also seek to motivate the named executive officers by providing a competitive level of base salary and time based restricted shares to encourage them to stay with the Company by having a mechanism to impose an opportunity cost for departing.

The express linkage of program elements to TSR and FFO and other key operating performance metrics, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term operating objectives with longer term value creation for our shareholders. FFO is used as the primary, but not sole, measure of short-term performance associated with our cash incentive opportunity awards, and relative TSR is used as the sole measure of long-term performance associated with performance based equity-based compensation. The mix of the compensation components as set forth in the 2016 Summary Compensation Table on page 40 is shown below on an aggregate basis for the Chief Executive Officer and the named executive officers (other than Ronald Rubin, who was not an executive officer as of December 31, 2016).

Components of Executive Compensation

Base Salary

Base salaries are intended to (i) be competitive with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of performance goals.

For 2016, Mr. Coradino’s salary increased by $25,000, or approximately 3.4%, which the Compensation Committee felt was appropriate in light of the performance of Mr. Coradino as our CEO and the continued transition as Mr. Rubin’s tenure as Executive Chairman came to an end. The salaries of Mr. McCadden, Mr. Goldman and our newest named executive officer, Mr. Ioannou, each increased by approximately 3.0%, which the Compensation Committee felt was appropriate in light of their roles at the Company, current pay levels, and their performance in those respective roles. The Compensation Committee also approved an increase of $45,000, or 14.8%, in 2016 base salary for Mr. Ventresca, in light of his expanding role with the Company and his strong performance. The Compensation Committee viewed all the increases as appropriate based on peer group and other data it reviewed, and it believed the increases in base salary did not disrupt the proper allocation of compensation between fixed base salaries and short and long term incentive compensation. For 2017, the salaries of Mr. Coradino, Mr. McCadden and Mr. Goldman were not increased.

Cash Incentive Compensation

FFO and Corporate Performance Factors in General. Each named executive officer was eligible to receive annual cash incentive compensation equal to a specified percentage of his 2016 base salary. The Compensation Committee considers FFO per share to be the primary corporate performance factor, but it also may consider supplemental corporate performance factors, including growth in same store net operating income, the leverage ratio of the Company under its principal credit facility, occupancy costs as a percentage of tenant sales, return on assets, comparable store sales per square foot, in line occupancy, gross rent renewal spreads and the ratio of general and administrative costs to gross revenues. The Compensation Committee also retained the discretion to adjust the threshold, target and outperformance levels of FFO per share established under the awards if, in its judgment, the Company’s reported FFO per share did not reflect its performance in a manner consistent with the purpose of the awards. The Compensation Committee also had the discretion to take into account FFO per share as adjusted to exclude certain items that the Compensation Committee did not believe reflected the Company’s core operating performance.

2016 Annual Incentive Opportunity Awards. For each of the named executive officers other than Mr. Rubin, 100% of their 2016 cash incentive opportunity award was determined by the corporate performance of the Company based upon FFO per share and the other factors under the awards.

Having the annual cash incentive opportunity awards for all of the named executive officers except Mr. Rubin depend solely on corporate performance is intended to encourage teamwork. FFO was selected as the primary measure of short-term corporate performance because it is the most commonly used measure of operating performance among REITs and is a key driver of shareholder value. The decision to focus on corporate performance reflects the view that the named executive officers have the greatest ability to influence operating performance and that a substantial portion of their compensation, therefore, should be based upon FFO per share, as adjusted when appropriate, and other enumerated performance factors.

The 2016 annual cash incentive opportunity awards were designed to motivate the named executive officers to achieve the objectives of the 2016 business plan that was prepared by management and approved by the Board of Trustees. The opportunity amounts were expressed in the awards as threshold, target and outperformance levels. If FFO per share and other corporate performance metrics had been below the threshold level, no incentive compensation would have been paid for corporate performance. If FFO per share and other corporate performance metrics had been between the threshold and target levels or between the target and outperformance levels, the amount of the incentive compensation would be determined on a proportionate basis. If FFO per share and other corporate performance metrics had been above the outperformance level, the amount of incentive compensation would have been paid at the outperformance level. The potential incentive compensation for 2016 for the named executive officers was equal to the following percentages of their base salaries.

	Threshold	Target	Outperformance
Joseph F. Coradino	67.5%	135%	270%
Robert F. McCadden	40%	80%	160%
Bruce Goldman	40%	80%	160%
Mario C. Ventresca, Jr.	30%	60%	120%
Andrew M. Ioannou	30%	60%	120%

2016 FFO Target, Corporate Performance Factors and 2016 Performance. At the beginning of 2016, the Compensation Committee set the target range for FFO at $1.82 to $1.92 per diluted share, which was consistent with the range of our 2016 FFO guidance announced on February 24, 2016 and represents a range of plus or minus 2.5% of the midpoint of the range. The FFO per share goals were approved with the expectation that there would be a high probability of achieving the threshold, a likelihood of achieving the target and a modest probability of achieving the outperformance level. The Compensation Committee also decided that there should be an approximately 5.0% spread between the mid-point of the target level range and each of the threshold and outperformance levels. Accordingly, the threshold and outperformance levels were set at $1.78 per diluted share and $1.96 per diluted share, respectively, with the intention that if results were between threshold and the low end of the target range, or the high end of the target range and outperformance, that awards would be scaled downwards or upwards on a pro rata basis between the target range and the threshold or outperformance level, as applicable. The FFO per share goals assumed that certain asset sales would occur on or about June 30, 2016 and that no other extraordinary events, such as acquisitions, executive separation costs, or losses on hedge ineffectiveness from the early repayment of certain mortgage loans, would occur. As such types of items are inherently unpredictable, the Compensation Committee believes it is more appropriate to retain some discretion to adjust the FFO per share targets up or down to account for such items rather than to be firmly locked into FFO targets that do not reflect the effects of decisions that the Board of Trustees believes are in the best interests of the Company and its shareholders but that adversely affect FFO per share in the period when the event occurs.

The Compensation Committee also took notice of enumerated corporate performance factors other than FFO per share, such as growth in same store net operating income, leverage and occupancy costs as a percentage of tenant sales, among other things. Although no specific numerical thresholds were established with respect to such factors as part of the awards, numeric performance goals were established for each performance factor and the Compensation Committee reviewed the Company’s performance against these goals. The Committee did not assign a specific relative weight to be accorded to these other corporate performance factors.

In February 2017, the Company reported 2016 FFO per diluted share of $1.89. The Compensation Committee noted that FFO per share was negatively impacted by approximately $0.05 per share resulting from (i) dilution resulting from the early disposition (prior to June 30, 2016) of non-core malls and other properties, and (ii) the provision for employee separation expense, partially offset by adjustments with respect to the Fashion Outlets of Philadelphia project. All of the dispositions, acquisitions and related costs are central to the Company’s stated goal of improving the quality of its portfolio, and the Compensation Committee believed that such transactions that are expected to be positive in the long term should not negatively impact the evaluation of the Company’s operating metrics under the annual incentive program in the given year in which they occur. Accordingly, the Compensation Committee determined to lower the FFO per share target range for 2016 to $1.78 to $1.87 per share, and the Company’s FFO per share for 2016 of $1.89 fell above that revised target range, but below the revised outperformance target of $1.92. The Compensation Committee also considered the Company’s achievements with respect to the principal corporate performance factors other than FFO per share, including the average quarterly growth in same store NOI (4.4%), maintenance of bank leverage below the Company’s target level of 50% (while leverage rose above 50% in 2016, it was reduced to approximately 47.0% after the issuance of the Company’s Series C Preferred Shares in January 2017), the increase in sales per square foot ($464), and a 7.2% increase in renewal spreads (excluding bankruptcy-related renewals for Aeropostale). Based on the Company’s results in terms of FFO per share and the other corporate performance factors, the Committee concluded that the Company’s performance reflected a strong year, with significant progress toward executing the strategic business plan.

The following table reflects the changes made to the target FFO levels and the Company’s actual performance for 2016:

	Threshold	Low End of Target Range	High End of Target Range	Actual	Outperformance
FFO per share	$1.78	$1.82	$1.92		$1.96
Revised FFO per share	$1.73	$1.78	$1.87		$1.92
FFO per share (actual)				$1.89

Annual Incentive Plan Payments. As a result of the determinations by the Committee summarized above, the cash incentive payments for 2016 based on FFO alone would have been made at 140% of target (the pro rata effect of $0.02 over the target range). After considering all of the performance factors, the Committee determined to make the award at 130% of target to all 50 officers and directors of the Company eligible to receive annual incentive plan awards. After further discussion, taking into account the other corporate performance factors, awards for the named executive officers other than Mr. Ventresca were made at levels below 130% of target, resulting in awards for each executive officer of (i) $1,176,391 to Mr. Coradino (16.2% above target), (ii) $436,722 to Mr. McCadden (9.3% above target), and (iii) $349,505 to Mr. Goldman (11.8% above target), (iv) $350,000 to Mr. Ventresca (66.7% above target), and (v) $237,655 to Mr. Ioannou (27.0% above target). This arrangement generally permitted payments to certain non-executive officers and directors to be higher than they would otherwise have been. In approving Mr. Ventresca’s bonus, the Compensation Committee took particular note of the Company’s continued progress in disposing of non-core assets. Because the amounts above target varied for each individual named executive officer, they have been deemed “discretionary” for purposes of reporting such compensation in the 2016 Summary Compensation Table. Beyond the Company’s FFO per share performance above the target range, the Compensation Committee noted the Company’s solid performance across the range of operating metrics noted above, as well as the improvements in the Company’s portfolio resulting from the disposition of certain non-core assets, and the possibilities for future growth created through the joint venture redevelopment of Fashion Outlets of Philadelphia in Philadelphia, Pennsylvania.

The following table summarizes the annual incentive plan amounts paid to Messrs. Coradino, McCadden, Goldman, Ventresca and Ioannou with respect to 2016:

	2016 Salary	Target Bonus %	Target Bonus	Total Bonus Paid
Joseph F. Coradino	$750,000	135%	$1,012,500	$1,176,391
Robert F. McCadden	$499,260	80%	$399,408	$436,722
Bruce Goldman	$390,825	80%	$312,660	$349,505
Mario C. Ventresca, Jr.	$350,000	60%	$210,000	$350,000
Andrew M. Ioannou	$312,000	60%	$187,200	$237,655

Long Term Incentive Awards

Since 2002, long term compensation awards to our named executive officers have consisted solely of equity (except in 2009), divided evenly between performance based equity awards and time based equity awards.

Restricted Share Units (“RSUs”). One-half of the value of the 2016 long term compensation awards was granted in the form of RSUs. Under the 2016 RSU Program, an account is established for each named executive officer as of the grant date and is credited with a number of RSUs computed by dividing the stated value of the award by the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date. Amounts equal to the dividends paid on an equivalent number of shares held as of the applicable record date before the end of the three-year measurement period are deemed to be invested in additional RSUs; however, no dividends are paid unless shares are actually earned at the end of the measurement period. The number of shares earned with respect to the RSU award will depend upon the achievement of TSR for the measurement period of

January 1, 2016 through December 31, 2018 at specified levels relative to the TSR of component companies in the MSCI US REIT Index (the “Index”). This Index reflects the total return to the shareholders of a broad cross section of publicly-held U.S. REITs. TSR was selected as the sole metric for the RSUs because TSR directly measures the financial return to shareholders over a specified period. As a result, these awards to named executive officers are directly aligned with the long-term economic interests of our shareholders.

The RSUs either vest or expire without the issuance of any shares at the end of the measurement period. A specified percentage of the RSUs in each account on that date will be converted into shares of PREIT and delivered to the named executive officer if the TSR of PREIT for the measurement period equals or exceeds the 25th percentile of the companies in the Index for the same measurement period. If TSR does not equal at least the 25th percentile of the companies in the Index during the measurement period, the named executive officer’s entire account associated with that measurement period will expire without the issuance of any shares. If TSR is equal to or above the 25th percentile of companies in the Index during the measurement period, the RSUs (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile of companies in the Index) of the number of RSUs. In the event of a change of control, the measurement period for any outstanding RSU Program would end on the date of the change of control, and shares will become payable under those awards, if at all, based on our relative TSR performance through that date.

RSUs also expire without the issuance of any shares if, during the measurement period, a named executive officer’s employment is terminated for “cause” or voluntarily by the named executive officer without “good reason,” as those terms are defined in the named executive officer’s employment agreement. RSUs will not expire without the issuance of any shares in the event of the termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to “disability” or death, as those terms are defined in such named executive officer’s employment agreement. Under such circumstances, the RSUs will remain outstanding and will vest or expire without the issuance of any shares based on the actual TSR as determined at the end of the relevant measurement period, as if the named executive officer had remained an employee.

Restricted Shares. The restricted shares awarded to the named executive officers in 2016 generally vest in three equal installments on or about February 15, 2017, 2018 and 2019, as long as the named executive officer remains an employee on the vesting date. The named executive officers are entitled to receive an amount in cash equal to the amount of dividends that would be paid on unvested time based restricted shares. While the shares remain unvested, this amount is treated as compensation and is deducted from income in the calculation of earnings per share.

The use of time based restricted shares is designed to retain the services of a named executive officer by providing a predictable award for continued service and creating a potentially significant cost to the named executive officer if he were to terminate his employment voluntarily. Moreover, since the award consists of shares which vest over a period of years, the economic interests of the executive in maintaining and enhancing the value of the shares are aligned with the long-term interests of our shareholders.

Vesting of restricted shares accelerates in the event of a “change of control” of PREIT, a termination of the named executive officer’s employment by PREIT without “cause,” or a termination of employment by the named executive officer for “good reason,” as each of the terms is defined in the employment agreement of such named executive officer. Unvested restricted shares also vest in the event of termination of employment due to death or disability.

Share Ownership and Retention Guidelines

Our Board of Trustees has adopted trustee and executive officer share ownership and retention guidelines. These guidelines generally have been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. Under the guidelines, (i) the Chief Executive Officer is required to own securities of PREIT having an aggregate dollar value equal to five times his base salary, and (ii) any other named executive officer is required to maintain an aggregate value equal to three times his or her respective base salary. Each named executive officer and each other covered officer is required to be in compliance with the retention requirements within five years after becoming such an officer. All officers to whom the share ownership and retention guidelines apply are in compliance with the guidelines.

Until the preceding ownership levels have been met by a covered officer, the guidelines state that each such officer shall retain 100% of the net shares received under an equity-based compensation plan. In addition, even after satisfying the ownership guidelines, each covered officer is required to retain 50% of the shares received under an equity-based compensation plan for a one year period after the vesting of shares.

Non-employee trustees are required, within five years after becoming a trustee, to maintain ownership of at least five times the base annual board retainer paid to non-employee trustees. All trustees are in compliance with our share ownership and retention guidelines, or are expected to be within the allotted time period.

Recoupment Policy

We have adopted a policy on recoupment of performance based compensation in the event of the restatement of our financial statements (also known as a “clawback” policy). The policy has been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. The policy provides that if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes us to restate all or a portion of our financial statements, the Board of Trustees may, to the extent permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or may cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were adversely affected by the restatement, and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Anti-Hedging and Anti-Pledging Policy

Trustees and certain officers are prohibited from hedging their positions in our common shares. Trustees and certain officers are prohibited from holding positions in our securities in a margin account, and may only pledge such securities to secure a loan with the prior approval of our Chief Compliance Officer, who must make a determination that the number and value of such securities is not significant relative to the number of outstanding securities of the applicable class, the market value or trading volume of such securities or the individual’s total holdings of our securities.

Severance Payments

Each of the current employment agreements of Mr. Coradino, Mr. McCadden and Mr. Goldman provides for severance payments (including vesting of shares) upon a termination of employment. Mr. Ventresca and Mr. Ioannou do not have employment agreements with the Company; however, severance provisions for Mr. Ventresca and Mr. Ioannou are provided in the PREIT Services, LLC Severance Pay Plan for Certain Officers, as modified by letter agreements with Mr. Ventresca and Mr. Ioannou, respectively, dated May 8, 2013. The severance arrangements are described under “2016 Executive Compensation—Potential Payments Upon Termination or Change of Control” beginning on page 49. The total payments and benefits listed in that section and the balance in the non-qualified retirement plans for a particular named executive officer shown on page 48 represent the total value that a named executive officer would have received if such officer’s employment had terminated on December 31, 2016 under the circumstances discussed beginning on page 49. Because

Mr. Rubin’s employment terminated prior to December 31, 2016, the actual amounts that he received upon non-renewal of his contract are provided in this Proxy Statement. The severance arrangements serve to discourage named executive officers from voluntarily terminating their employment to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage named executive officers to remain focused on their duties during a period of uncertainty. A so-called “double trigger” requirement applies to severance payable on account of a termination of employment in connection with a change of control for several of the named executive officers. Accordingly, there must be both a change of control (as defined in the applicable employment agreement) and a timely termination of the named executive officer’s employment in order for any severance payments to be made to those officers, although all restricted shares will vest upon a change in control, and shares will become payable under RSU Programs, if at all, based on our relative TSR performance through the date of the change in control. The function of a double trigger on cash severance payments is to encourage the named executive officers to remain in our employment or in the employment of our successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment without cause, or by Mr. Coradino for good reason, within specified periods before or after a change of control, none of the named executive officers, other than Mr. McCadden, has the right to receive any reimbursement for excise tax payments that may arise under Section 4999 of the Code. Pursuant to an agreement entered into several years ago that has not otherwise been required to be amended, Mr. McCadden is entitled to receive, in addition to the amount otherwise payable upon termination for such events, an amount necessary to pay some or all of the excise tax on “excess parachute payments” imposed by Section 4999 of the Code. Mr. McCadden is entitled to receive a sum equal to one-half of the excise tax payment. In no case is the amount of the additional payment “grossed-up” to cover taxes assessed upon the additional payment.

Under the amended and restated employment agreement for Mr. Rubin, he received a founder’s retirement payment of $3,500,000 upon the expiration of his contract and upon the execution of a release as set forth in his employment agreement. The founder’s retirement payment is included in the discussion under “2016 Executive Compensation—Potential Payments Upon Termination or Change of Control” beginning on page 49.

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in our securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 under the federal securities laws.

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of the named executive officers other than Mr. Ventresca and Mr. Ioannou. Under each plan, a specified sum that varies for such named executive officer is credited to his account at the beginning of the year. The amount credited to the account of each such named executive officer is based on the employment agreement between the Company and such officer and such required annual contribution is set forth in footnote (4) to the Summary Compensation Table. Interest has accrued on the credited amounts at 10% compounded annually, although for Mr. Coradino, this accrual rate dropped to 5% beginning January 1, 2012 in connection with the negotiation and amendment of his employment agreement related to his new role with the Company in 2012. Mr. Rubin’s contract was similarly amended at that time. The account is payable to the named executive officer within 60 days of termination of employment irrespective of the cause for termination (subject to any required delay under Section 409A of the Code). The retirement accounts are intended to aid in the retention of named executive officers by providing a determinable amount of cash available upon retirement. The table on page 48 lists the amounts credited to the accounts of the named executive officers. The amount in the retirement account maintained for Mr. Rubin was paid out to him in connection with the termination of his employment as Executive Chairman in June 2016.

Deferred Compensation

We do not offer a deferred compensation program under which our senior executives can elect to defer any portion of their cash compensation. We have permitted recipients of RSUs to defer receipt of the shares earned thereunder. As described above in the section entitled “Non-Qualified Retirement Plans,” we also provide non-elective deferred compensation, as specified in the employment agreements of the named executive officers, which is based solely on employer contributions and credits.

No Perquisites

We do not provide significant perquisites or personal benefits to any of our named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in our 401(k) Plan, which is generally available to all of our employees. We match a portion of the contributions of the named executive officers up to specified limits on the same terms as apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to our employees, including medical, dental, vision, disability and life insurance.

Accounting and Tax Considerations

The RSUs and restricted share grants for 2016 are subject to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Under FASB ASC Topic 718, these equity classified awards are measured at grant date fair value determined as described in footnote (1) to the 2016 Summary Compensation Table and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in our statements of operations over the relevant service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest (or in the case of RSUs, prior to the date that shares are issued in respect thereof). Irrespective of when payments are made, the amounts paid under the annual cash incentive opportunity awards were expensed in our statements of operations for the year during which the amounts were earned. The Compensation Committee is aware of the accounting and tax treatment accorded to the equity and cash awards and total cash compensation generally, but the treatment has not been a significant factor in our compensation programs or in the decisions of the Compensation Committee concerning the amount or type of equity award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Charles P. Pizzi, Chair

M. Walter D’Alessio

Leonard I. Korman

John J. Roberts

2016 EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the three most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph F. Coradino — Chief Executive Officer and Trustee	2016	750,000	163,891	1,870,776	1,012,500	22,009	60,600	3,879,776
	2015	725,000	0	1,689,668	906,250	16,224	60,600	3,397,742
	2014	650,000	162,000	1,589,879	650,000	13,345	60,400	3,125,624

Robert F. McCadden — Executive Vice President and Chief Financial Officer	2016	499,260	37,314	792,474	399,408	44,680	35,600	1,808,736
	2015	484,718	0	790,786	387,774	36,717	35,600	1,735,595
	2014	440,653	88,130	774,025	264,392	31,095	35,400	1,633,695

Bruce Goldman — Executive Vice President, Secretary and General Counsel	2016	390,825	36,845	443,113	312,660	50,970	35,600	1,270,013
	2015	379,442	0	442,144	303,554	42,106	35,600	1,202,846
	2014	344,947	68,990	363,816	206,968	35,883	35,400	1,056,004

Mario C. Ventresca, Jr. — Executive Vice President, Operations	2016	350,000	140,000	317,460	210,000	0	10,600	1,028,060
	2015	305,001	166,999	284,333	183,001	0	10,600	949,934

Andrew M. Ioannou — Executive Vice President, Finance and Acquisitions	2016	312,000	50,455	283,004	187,200	0	10,600	843,259

Ronald Rubin — Former Executive Chairman and Trustee	2016	154,575	0	0	0	45,437	3,560,600	3,760,612
	2015	325,000	325,000	302,988	0	42,400	60,600	1,055,988
	2014	300,000	300,000	293,511	0	36,194	60,400	990,105

(1)

The amounts shown in the Grant Date Fair Value of Stock Awards column represent the aggregate grant date fair value of stock awards granted during the year, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that PREIT expects to expense in its financial statements over the award’s vesting schedule. The amounts shown reflect PREIT’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. With respect to the performance based RSUs, if the highest level of performance were to be achieved, then the number of shares that would be received in respect of such RSUs would be 150% of the number of RSUs granted (plus any additional RSUs deemed acquired as a result of reinvestment of amounts equal to dividends paid on an equivalent number of shares), and the grant date value of such awards (using the original stated value of the RSUs and not including any value attributable to RSUs deemed to be acquired in connection with the subsequent reinvestment of amounts equal to dividends paid on an equivalent number of shares) would have been as follows: Joseph F. Coradino—$1,253,862, Robert F. McCadden—$531,145, Bruce Goldman—$296,990, Mario C. Ventresca, Jr.—$212,773, and Andrew M. Ioannou—$189,680. See “2016 Grants of Plan-Based Awards.” Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain relative performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to awards of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder; see “Compensation-Compensation Discussion and Analysis-Components of Executive Compensation-Cash Incentive Compensation.” The payments are generally made early in the following year. For 2016, these awards were generally made at target level, with discretionary amounts paid separately to each officer and reported in the “Bonus” column. FFO per share was the primary basis for such payments. In 2015 and 2014 all of Mr. Rubin’s annual cash incentive awards were related to individual performance and are therefore reported in the “Bonus” column instead of the Non-Equity Incentive Plan Compensation column. Similarly, in 2016 and 2015, a portion of Mr. Ventresca’s award was made in light of the Company’s continued progress in selling non-core assets, and that portion is reported in the “Bonus” column.

(3)	The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, which is the amount in excess of 120% of the applicable federal rate, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited as follows: (a) at a rate of 5% compounded annually beginning in 2012 for Mr. Coradino and Mr. Rubin, and (b) at a rate of 10% compounded annually for Mr. McCadden and Mr. Goldman, on the cumulative balance held in such officer’s supplemental retirement plan account. Mr. Ventresca and Mr. Ioannou do not participate in the supplemental executive retirement plan. The applicable federal rate for long term, annual compounding was 2.26% as of December 2016.

(4)	The amounts shown in 2016 All Other Compensation are comprised of the following:

	Non-Qualified Retirement Plan Company Contributions ($)	Qualified Plan – 401(k) Company Contributions ($)	Medical and Other Core Benefits ($)	Separation Payment ($)	Total All Other Compensation ($)
Joseph F. Coradino	50,000	10,600	—	—	60,600
Robert F. McCadden	25,000	10,600	—	—	35,600
Bruce Goldman	25,000	10,600	—	—	35,600
Mario C. Ventresca, Jr.	—	10,600	—	—	10,600
Andrew M. Ioannou	—	10,600	—	—	10,600
Ronald Rubin	50,000	10,600	—	3,500,000	3,560,600

Employment Agreements

Joseph F. Coradino

Joseph F. Coradino’s employment agreement with PREIT was amended, effective June 7, 2012, in connection with Mr. Coradino’s appointment as the Chief Executive Officer of PREIT. The initial term of Mr. Coradino’s agreement was two years from June 7, 2012, extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Mr. Coradino is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. The annual credit to Mr. Coradino’s fully vested supplemental retirement account is $50,000 and the interest accruing on the account is 5.0% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. The agreement provides for the nomination of Mr. Coradino as a candidate for election to the Board of Trustees so long as his employment under the agreement has not terminated.

Robert F. McCadden

Robert F. McCadden’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. McCadden serves as Executive Vice President and Chief Financial Officer of PREIT. Mr. McCadden’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. McCadden is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. McCadden or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. McCadden or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Bruce Goldman

Bruce Goldman’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. Goldman serves as Executive Vice President, Secretary and General Counsel of PREIT. Mr. Goldman’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Goldman is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Goldman or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Goldman or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Mario C. Ventresca, Jr.

Mario C. Ventresca, Jr. does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the PREIT Services, LLC Severance Plan for Certain Officers, however, the amounts that Mr. Ventresca would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Potential Payments Upon Termination or Change of Control,” beginning on page 49.

Andrew M. Ioannou

Andrew M. Ioannou does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the PREIT Services, LLC Severance Plan for Certain Officers, however, the amounts that Mr. Ioannou would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Potential Payments Upon Termination or Change of Control,” beginning on page 49.

Ronald Rubin

Ronald Rubin’s employment agreement with PREIT was amended, effective June 7, 2012, in connection with the change in Mr. Rubin’s role from Chairman and Chief Executive Officer to Executive Chairman of PREIT. The initial term is three years from June 7, 2012, extending year to year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. On January 4, 2016, the Company provided notice of non-renewal of Mr. Rubin’s employment agreement, and, consequently, the term of his employment agreement expired on June 7, 2016. The agreement also provided for a founder’s retirement payment to Mr. Rubin of $3,500,000, which was paid to Mr. Rubin in a single sum upon termination of his employment as Executive Chairman in June 2016. After the termination of the employment agreement, Mr. Rubin continued to serve as the non-executive Chairman of the Company’s board of trustees, until he stepped down from this position in February 2017. In that capacity, commencing with the termination of his employment, he received a $100,000 annual retainer. Mr. Rubin remains a trustee of the Company and is nominated by the Board to continue in that role in this Proxy Statement.

Named Executive Officers Generally

Each of the employment agreements for Joseph F. Coradino, Robert F. McCadden and Bruce Goldman also provides for certain severance and other benefits upon certain terminations of employment, as well as certain non-competition/non-solicitation obligations of the executive. Mr. Ronald Rubin’s employment agreement, as described above, did not provide for any cash severance payments, although he received the founder’s retirement payment as described above. The letter agreements for Mr. Ventresca and Mr. Ioannou similarly provides for certain severance and other benefits upon termination of employment. See “Potential Payments Upon Termination or Change of Control,” beginning on page 49, for a description of all such benefits and obligations.

2016 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2016 to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph F. Coradino	2016	506,250	1,012,500	2,025,000
	2/23/2016				27,827	55,653	83,480		835,908
	2/23/2016							55,653	1,034,868

	Total	506,250	1,012,500	2,025,000	27,827	55,653	83,480	55,653	1,870,776

Robert F. McCadden	2016	199,704	399,408	798,816
	2/23/2016				11,788	23,575	35,363		354,097
	2/23/2016							23,575	438,377

	Total	199,704	399,408	798,816	11,788	23,575	35,363	23,575	792,474

Bruce Goldman	2016	156,330	312,660	625,320
	2/23/2016				6,591	13,182	19,773		197,994
	2/23/2016							13,182	245,119

	Total	156,330	312,660	625,320	6,591	13,182	19,773	13,182	443,113

Mario C. Ventresca, Jr.	2016	105,000	210,000	420,000
	2/23/2016				4,722	9,444	14,166		141,849
	2/23/2016							9,444	175,611

	Total	105,000	210,000	420,000	4,722	9,444	14,166	9,444	317,460

Andrew M. Ioannou.	2016	93,600	187,200	374,400
	2/23/2016				4,210	8,419	12,629		126,453
	2/23/2016							8,419	156,551

	Total	93,600	187,200	374,400	4,210	8,419	12,629	8,419	283,004

(1)	The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the 2016 annual cash incentive compensation plan based on specified corporate performance metrics.

(2)	The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable in connection with the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Performance Based Programs—Restricted Share Unit Program.” The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. Whether the named executive officers will receive any shares in respect of the RSUs depends on whether PREIT achieves certain relative performance (TSR) objectives. If the measurement period had ended on December 31, 2016, PREIT would have not have met the objective for the 2015 RSU grants and would not have met the objective for the 2016 RSU grants.

(3)

The numbers shown under All Other Stock Awards represent the number of time based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.84 per share in 2016. In February 2017, PREIT’s Board of Trustees declared a quarterly cash dividend of $0.21 per share payable in March 2017.

(4)	The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain relative performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to grants of RSUs, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant.

Performance Based Programs

Restricted Share Unit (“RSU”) Programs

In 2014, 2015 and 2016, the Compensation Committee made awards in the form of market-based performance contingent restricted share units, or RSUs, under the 2014-2016 Restricted Share Unit Program (for grants made in 2014), the 2015-2017 Restricted Share Unit Program (for grants made in 2015), and the 2016-2018 Restricted Share Unit Program (for grants made in 2016). The RSUs represent the right to earn common shares in the future depending on PREIT’s total shareholder return, or TSR, for the three year period (the “Measurement Period”) ended December 31, 2016 (for grants made in 2014), ending December 31, 2017 (for grants made in 2015) and ending December 31, 2018 (for grants made in 2016) relative to the TSR for the applicable Measurement Period of the component companies in the MSCI US REIT Index (the “Index”) for those periods. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20 day average closing price of a share of PREIT ending on the dividend payment date. If TSR is equal to or above the 25th percentile of companies in the Index during the Measurement Period, the RSUs (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile of companies in the Index) of the number of RSUs. The Measurement Periods for the 2015-2017 RSU Program and the 2016-2018 RSU Program are still in progress; accordingly, it cannot yet be determined what portion, if any, of the RSUs granted under those programs will be earned.

Except if there is a change of control, participants may elect to defer delivery of all or a portion of the shares to be awarded to such participant until separation from service or a specified date chosen by the participant. If a participant elects to defer delivery until separation from service, PREIT must deliver the shares to participants who are “specified employees,” as defined in Section 409A of the Code, upon the earlier of six months after separation from service or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2016, including both awards subject to market-based performance conditions and time based awards, made by PREIT to its Chief Executive Officer, Chief Financial Officer and other named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph F. Coradino	94,755	1,796,555	97,982	1,857,739
Robert F. McCadden	42,146	799,088	43,285	820,684
Bruce Goldman	22,940	434,942	24,203	458,889
Mario C. Ventresca, Jr.	15,363	291,282	16,570	314,167
Andrew M. Ioannou.	14,577	276,380	15,455	293,027
Ronald Rubin(4)	4,320	18,907	7,186	136,247

(1)	The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. The vesting dates of the shares shown in this column are as follows:

Vesting Date	Joseph F. Coradino	Robert F. McCadden	Bruce Goldman	Mario C Ventresca, Jr.	Andrew M. Ioannou	Ronald Rubin
2/15/2017	45,305	20,651	10,921	6,989	6,902	—
5/31/2017	—	—	—	—	—	4,320
2/15/2018	30,899	13,637	7,625	5,226	4,869	—
2/15/2019	18,551	7,858	4,394	3,148	2,806	—

Total	94,755	42,146	22,940	15,363	14,577	4,320

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2016 of $18.96.

(3)	The amounts shown under Number of Unearned Shares, Units or Other Rights That Have Not Vested represent the aggregate of the number of RSUs, including RSUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer. The amount shown represents the percentage of RSUs that will be earned and delivered as shares: 1) under the 2014 plan, there was were no RSUs earned, as PREIT did not meet the performance criteria under the 2014-2016 RSU plan, and 2) under both the 2015 plan and the 2016 plans assuming PREIT’s TSR is at the target level. The vesting or expiration dates of the RSUs shown in this column are as follows:

(Shown at target - 100%) Expiration Date	Joseph F. Coradino	Robert F. McCadden	Bruce Goldman	Mario C. Ventresca, Jr.	Andrew M. Ioannou	Ronald Rubin
12/31/2017	40,075	18,755	10,487	6,744	6,695	7,186
12/31/2018	57,907	24,530	13,716	9,826	8,760	—

Total	97,982	43,285	24,203	16,570	15,455	7,186

(4)	Mr. Rubin’s shares reflected in the first two columns in the table above were earned in his capacity as a trustee after he ceased to be an executive officer of the Company.

2016 Option Exercises and Stock Vested

The following table shows information concerning the 2016 issuance of shares in respect of performance based RSUs and the 2016 vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or other named executive officers in 2016.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph F. Coradino	87,825	$1,648,881
Robert F. McCadden	43,275	$813,116
Bruce Goldman	20,022	$375,197
Mario C. Ventresca, Jr.	8,618	$158,544
Andrew M. Ioannou	8,264	$152,719
Ronald Rubin	11,961	$236,715

(1)	The amounts shown in the Number of Shares Acquired on Vesting column represent (a) shares issued in respect of performance based RSUs awarded under the 2013-2015 RSU Program, and (b) the vesting of time based restricted shares as follows:

	RSUs		Restricted Shares
	(#)	($)	(#)	($)
Joseph F. Coradino	47,738	942,348	40,087	706,533
Robert F. McCadden	23,827	470,345	19,448	342,771
Bruce Goldman	10,548	208,218	9,474	166,979
Mario C. Ventresca, Jr.	3,145	62,082	5,473	96,462
Andrew M. Ioannou	3,809	75,190	6,072	107,019
Ronald Rubin	—	—	11,961	236,715

Pension Benefits

None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2016 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings, distributions and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph F. Coradino	50,000	48,096	—	1,010,013
Robert F. McCadden	25,000	61,307	—	674,375
Bruce Goldman	25,000	69,937	—	769,312
Mario C. Ventresca, Jr.	—	—	—	—
Andrew M. Ioannou	—	—	—	—
Ronald Rubin	50,000	99,294	(2,532,633)	—

(1)	The amounts reported in this column are reported in the Summary Compensation Table under All Other Compensation.

(2)	The above-market portions of the amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent they exceed 120% of the prevailing long term applicable federal rate.

(3)	Of the amounts reported, the following were previously reported as compensation to the respective named executive officers in the Summary Compensation Table prior to 2016: Joseph F. Coradino ($711,458); Robert F. McCadden ($473,774); and Bruce Goldman ($530,457).

See “—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to a named executive officer at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control. If we terminate Joseph F. Coradino’s, Robert F. McCadden’s, Bruce Goldman’s (each, a “Senior Executive”) employment for a reason other than for “Cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if a Senior Executive terminates his employment with us for “Good Reason,” which includes PREIT’s material breach of its obligations to the Senior Executive under the employment agreement, a material change in the geographic location at which the Senior Executive provides services, or a material diminution in the Senior Executive’s authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); in the case of Joseph F. Coradino, the Senior Executive is not nominated for election as a trustee; and, in the case of Mr. Ronald Rubin only, because we elected not to renew the his employment agreement not in association with a change in control, then:

•	PREIT will pay to him (or in Mr. Rubin’s case, did pay him) (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

for Mr. Coradino, a cash lump sum severance payment equal to 1.1 times (x) his then-current base salary plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years, (in the case of clause (x), such amount being discounted to present value);

•	for Mr. Ronald Rubin, a cash lump sum founder’s retirement payment equal to $3,500,000;

•

for Mr. McCadden and Mr. Goldman, a cash lump sum severance payment equal to two times (x) such Executive’s then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus to such Executive in the last three calendar years;

•

in each case, he, his spouse and dependents will continue to receive medical benefits for one year (three years in the case of Mr. Ronald Rubin and two years in the case of Mr. Coradino) to the extent PREIT was paying for such benefits prior to such termination;

•	any restricted shares will vest; and

•	Mr. Ronald Rubin received a performance based cash incentive award, earned as if his employment had not terminated, pro rata for the number of days he was employed during the year.

Mr. Rubin was a Senior Executive through July 2016. Because his employment terminated at that time, based on the Company’s determination not to renew his agreement, only those payments actually made to Mr. Rubin in connection with his termination are discussed in this section. His termination for other possible reasons listed below and his potential termination at December 31, 2016 are not considered in this section.

Mr. Mario C. Ventresca, Jr. is an executive officer of the Company. He does not have an employment agreement with the Company, but is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers (effective January 1, 2007). Under this plan, Mr. Ventresca would receive payment in the amount equal to the greater of (i) 16 weeks of pay or (ii) four weeks of play plus two weeks of pay for each year of service credited to Mr. Ventresca under the plan. As of December 31, 2016, Mr. Ventresca had 22 years of service credited under the plan and therefore would receive 48 weeks of pay under the plan for a termination for cause or by Mr. Ventresca for good reason as described in the plan and not associated with a change in control.

Similarly, Mr. Andew M. Ioannou is an executive officer of the Company, does not have an employment agreement with the Company, but is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers (effective January 1, 2007). Like Mr. Ventresca, under this plan, Mr. Ioannou would receive payment in the amount equal to the greater of (i) 16 weeks of pay or (ii) four weeks of play plus two weeks of pay for each year of service credited to Mr. Ioannou under the plan. As of December 31, 2016, Mr. Ioannou had 15 years of service credited under the plan and therefore would receive 34 weeks of pay under the plan for a termination for cause or by Mr. Ioannou for good reason as described in the plan and not associated with a change in control.

Termination by Us for Cause. If we terminate a Senior Executive’s employment for Cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement;

•	he, his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for one year following such termination.

Death or Disability. Under our employment agreement with each Senior Executive, if the Senior Executive dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150 day period (“disability”) and PREIT elects to terminate his employment, then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•

in the case of the disability of the Senior Executive, a cash lump sum payment equal to one times (two times in the case of Mr. Coradino) (x) his then-current base salary minus (y) amounts reasonably projected to be paid to the Senior Executive under disability insurance policies for the 12-month period immediately following the Senior Executive’s termination of employment (a 24-month period in the case of Mr. Coradino)(such amount being discounted to present value);

•	in the case of the death of the Senior Executive, his base salary for a period of 12 months (24 months in the case of Mr. Coradino), paid in accordance with PREIT’s normal payroll practices;

•	all earned but unpaid amounts under the employment agreement; and

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

•	all unvested restricted shares that vest solely based on the passage of time and the Senior Executive’s continued employment will vest; and

•

he, his spouse and dependents will continue to receive medical benefits for the 12-month period (a 24-month period in the case of Mr. Coradino) immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

Voluntary Termination. If a Senior Executive voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA. If a Senior Executive voluntarily terminates his employment with PREIT (other than (i) for Good Reason, (ii) within 10 calendar days following the date that PREIT provides the Senior Executive with notice of his base salary and bonus eligibility for such fiscal year or (iii) (except for Mr. Coradino ) within 10 calendar days following April 10th of the applicable fiscal year, if such compensation notice has not been received as of that date), the Senior Executive will not engage in, have an interest in or in any way be affiliated with any entity that engages, within 25 miles of any property owned by PREIT, in any activity which competes with the activities of PREIT or its affiliates for one year following such termination.

Restricted Share Unit Programs. Under the Company’s performance based equity programs, if a Senior Executive’s employment, or the employment of Mr. Ventresca or Mr. Ioannou (together with the Senior Executives, each an “Executive”) is terminated by PREIT for a reason other than for Cause or by the Executive for Good Reason or because of the death or disability of the Executive, the Executive will remain eligible to receive shares under the applicable Restricted Share Unit Programs as if his employment had not terminated. If the Executive’s employment is terminated for any other reason, he forfeits his RSUs.

Change of Control. If there is a change of control of PREIT, then:

•

the measurement period for any outstanding RSUs would end on the date of the change of control, and shares underlying such awards will become payable, if at all, based on our relative TSR performance through that date;

•	any restricted shares will vest; and

•

if Mr. McCadden is required to pay any excise taxes imposed under Section 4999 of the Code, PREIT will reimburse Mr. McCadden for one-half of such taxes, provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if Mr. McCadden would receive a higher net after-tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits shall be so reduced.

If a Senior Executive’s employment is terminated within six months before or 12 months after a change of control of PREIT, by us without Cause (including our election not to renew the agreement), or by him for Good Reason, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

in the case of each Senior Executive, a lump sum cash payment equal to two times (three times in the case of Mr. Coradino) (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control) plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•

the Executive, his spouse and dependents will continue to receive medical benefits for one year (two years in the case of Mr. Coradino) to the extent PREIT was paying for such benefits prior to termination.

If Mr. Ventresca or Mr. Ioannou is terminated following a change of control because (i) he is not offered a position with the successor company, he declines an offered position that is more than 50 miles from his primary residence (and at least 20 miles further from such residence than his current principal office), or (iii) he declines a position because the base salary of the position is less than he then-current base salary and/or the position does not include participation in a comparable bonus program, then PREIT will pay him (less applicable withholding taxes) an amount equal to 104 weeks of pay, plus an amount equal to the average of the last two bonuses that he received prior to his termination date, multiplied by two. If Mr. Ventresca or Mr. Ioannou is terminated prior to a change of control, he would be paid as discussed above under “Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control.”

All Terminations of Employment

As described above under “—Employment Agreements,” the amounts credited to the supplemental retirement plan of an Executive as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan of an Executive on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. As these amounts are provided in the event of any termination of employment and are disclosed above, such amounts are not included in the amounts set forth in the tables below. See “—2016 Nonqualified Deferred Compensation.”

Assuming Joseph F. Coradino’s employment was terminated under each of these circumstances on December 31, 2016 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Coradino’s covenant not compete, such payments and benefits would have had an estimated value of:

Joseph F. Coradino	Lump Sum(1)/ Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other(2) ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	812,124		1,168,750	0	(3)	1,796,555	40,086	3,817,515
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	2,250,000	(4)	3,187,500	0		1,796,555	40,086	7,274,141
Death	1,500,000		1,012,500	0	(3)	1,796,555	40,086	4,349,141
Disability	1,108,404		1,012,500	0	(3)	1,796,555	40,086	3,957,545
Change of Control (without regard to a termination of employment)	0		0	0		1,796,555	0	1,796,555

(1)	The amounts set forth in this column are paid in a lump sum upon the occurrence of a listed event, provided that the payment of the amount payable upon the termination of Mr. Coradino’s employment in the case of his death will instead be made as a base salary continuation over the 24 month period following his death.

(2)	The amounts shown in this column represent amounts in respect of benefit continuation.

(3)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2016 based on our relative TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(4)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive an amount in respect of base salary of $2,214,884.

Assuming Robert F. McCadden’s employment was terminated under each of these circumstances on December 31, 2016 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. McCadden’s covenant not to compete, such payments and benefits would have had an estimated value of:

Robert F. McCadden	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	970,846		813,293	0	(1)	799,088	18,441	2,601,668
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	998,520	(2)	813,293	0		799,088	18,441	2,629,342
Death	499,260		399,408	0	(1)	799,088	18,441	1,716,197
Disability	314,711		399,408	0	(1)	799,088	18,441	1,531,648
Change of Control (without regard to a termination of employment)	0		0	0		799,088	0	799,088

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2016 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Assuming Bruce Goldman’s employment was terminated under each of these circumstances on December 31, 2016 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Goldman’s covenant not to compete, such payments and benefits would have had an estimated value of:

Bruce Goldman	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	759,986		644,367	0	(1)	434,942	18,441	1,857,736
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	781,650	(2)	644,367	0		434,942	18,441	1,879,400
Death	390,825		312,660	0	(1)	434,942	18,441	1,156,868
Disability	207,821		312,660	0	(1)	434,942	18,441	973,864
Change of Control (without regard to a termination of employment)	0		0	0		434,942	0	434,942

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2016 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Assuming Mario C. Ventresca Jr.’s employment was terminated under each of these circumstances on December 31, 2016 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Ventresca’s separation agreement and release, such payments and benefits would have had an estimated value of:

Mario C. Ventresca, Jr.	Base Salary ($)	Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
			Performance Based		Time Based
Without Cause or For Good Reason Not Associated With a Change of Control	323,077	0	0	(1)	291,282	16,940	631,299
Without Cause or For Good Reason Associated With a Change of Control	700,000	665,000	0		291,282	36,881	1,693,163
Death	0	0	0	(1)	291,282	0	291,282
Disability	0	0	0	(1)	291,282	0	291,282
Change of Control (without regard to a termination of employment)	0	0	0		291,282	0	291,282

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2016 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

Assuming Andrew M. Ioannou’s employment was terminated under each of these circumstances on December 31, 2016 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Ioannou’s separation agreement and release, such payments and benefits would have had an estimated value of:

Andrew M. Ioannou	Base Salary ($)	Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
			Performance Based		Time Based
Without Cause or For Good Reason Not Associated With a Change of Control	204,000	0	0	(1)	276,380	12,399	492,779
Without Cause or For Good Reason Associated With a Change of Control	624,000	475,000	0		276,380	36,881	1,412,261
Death	0	0	0	(1)	276,380	0	276,380
Disability	0	0	0	(1)	276,380	0	276,380
Change of Control (without regard to a termination of employment)	0	0	0		276,380	0	276,380

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2016 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2016:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)(3)
Equity compensation plans approved by shareholders	10,000	(2)	$16.63	928,767
Equity compensation plans not approved by shareholders	0		0	0
Total	10,000	(2)	$16.63	928,767

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Does not include restricted shares awarded under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan that were outstanding and unvested at December 31, 2016.

(3)	Includes 888,460 shares available for awards under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan as of December 31, 2016, including shares that might become issuable pursuant to the Company’s RSU Programs, and 40,307 shares available for issuance under PREIT’s Employee Share Purchase Plan.

PROPOSAL THREE—

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Two above provides shareholders with the opportunity to cast an advisory vote on the compensation paid to our named executive officers. Proposal Three provides our shareholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek such an advisory vote on executive compensation. Shareholders are asked to indicate whether the advisory vote on executive compensation should occur every one, two or three years. The Board of Trustees believes, at this time, that the most appropriate of these alternatives is to conduct an advisory vote on executive compensation every year. An annual vote will enable shareholders to provide their views each year on the compensation of the named executive officers as disclosed in the Proxy Statement for that year.

The proxy card for the 2017 Annual Meeting of Shareholders allows a shareholder to select one of four options concerning Proposal Three – one year, two years, three years, or abstain.

Board Recommendation

Our Board of Trustees recommends that shareholders vote for the one year option.

PROPOSAL FOUR—

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE SECOND AMENDED AND RESTATED PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 2003 EQUITY INCENTIVE PLAN

The Board of Directors recommends that shareholders approve the material terms of the performance goals of the Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “2003 Plan”). Approval of the material terms of the performance goals is a condition for certain awards made under the 2003 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended. The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote on the matter is required to approve the performance goals of the 2003 Plan. Broker non-votes will have no effect on the outcome of this matter. Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the approval of the performance goals of the 2003 Plan.

Section 162(m) places a limit of $1 million on the amount the Company may deduct in any one year for compensation paid to a “covered employee,” which means any person who as of the last day of the fiscal year is the chief executive officer or one of the Company’s four highest compensated executive officers other than the CEO, as determined under SEC rules. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). One of the conditions requires shareholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. The Company’s shareholders most recently approved the material terms of the performance goals of the 2003 Plan at the Company’s 2012 Annual Meeting, in connection with the approval of the amendment and restatement of the 2003 Plan. The Company has not amended the list of business criteria on which performance goals may be based since 2012 and is asking shareholders to re-approve the material terms of the performance goals under the 2003 Plan.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the 2003 Plan, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the 2003 Plan is discussed below.

Eligibility and Participation

Awards may be granted under the 2003 Plan to those officers, directors and employees of the Company and its subsidiaries as the plan administrator from time to time selects. The plan administrator for the 2003 Plan is the Executive Compensation and Human Resources Committee (the “Compensation Committee”).

Performance Goals

Under the 2003 Plan, the business criteria on which performance goals can be based are goals deemed by the Committee to be important to the success of the Company or any of its subsidiary entities. The Compensation Committee shall establish the specific measures for each such goal at the time an award is granted, if the Compensation Committee desires to condition the award on the achievement of performance goals. In creating these measures, the Compensation Committee shall use one or more of the following business criteria: funds from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total shareholder return, net income, pre-tax income, earnings per Share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may be expressed in absolute terms or relative to the performance of other individuals or companies or an index.

Maximum Grants under the 2003 Plan

The Compensation Committee has the authority in its sole discretion to determine the type or types of awards made under the 2003 Plan. Such awards may include, but are not limited to, stock options and awards made or denominated in shares of beneficial interest, par value $1.00 per share (“Shares”). Awards may be granted singly or in combination. Not more than 250,000 Shares may be made subject to awards under the 2003 Plan to any individual in the aggregate in any one calendar year. The foregoing share limitations will be proportionately adjusted as may be deemed appropriate by the Compensation Committee in the event of a stock dividend, stock split (or reverse split), or similar change in the capitalization of the Company.

The Board believes that it is in the best interests of the Company and its shareholders to enable the Company to implement compensation arrangements that qualify as fully tax deductible performance-based compensation in the 2003 Plan. The Board is therefore asking shareholders to approve, for Section 162(m) purposes, the material terms of the performance goals set forth above. However, shareholder approval of the 2003 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2003 Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the 2003 Plan’s performance goals for shareholder approval should not be viewed as a guarantee that the Company can deduct all compensation under the 2003 Plan. Nothing in this proposal precludes the Company or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the approval of the material terms of the performance goals of the Second Amended and Restated Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan.

AUDIT

PROPOSAL FIVE—

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2017. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2016. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT. If KPMG is not ratified, the Audit Committee, in its discretion, may select as our independent auditor any registered public accounting firm that it determines would be in the best interest of PREIT.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2017.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. PREIT’s Board of Trustees has determined that all of the members of the Audit Committee are financially literate and independent under New York Stock Exchange listing rules and independent under PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s Board of Trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules. Michael J. DeMarco is also an audit committee financial expert. If elected, George J. Alburger, Jr. would also meet the requirements of an audit committee financial expert.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2016, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s Annual Report on Form 10-K for the year ended December 31, 2016 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of PREIT for the year ended December 31, 2016, which included the consolidated balance sheets of PREIT as of December 31, 2016 and 2015, the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2016, and the notes thereto. In connection with this review, the Audit Committee, among other things, made inquiries of PREIT’s internal auditor and KPMG with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices, and reviewed with KPMG its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, which includes, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to PREIT’s Board of Trustees that PREIT’s audited financial statements be included in PREIT’s Annual Report on Form 10-K for the year ended December 31, 2016.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF TRUSTEES

John J. Roberts, Chair

Michael J. DeMarco

Rosemarie B. Greco

Charles P. Pizzi

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the Chair of the Audit Committee. The fees listed in the table below were properly pre-approved. The Audit Committee or its Chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG to audit PREIT’s consolidated financial statements, PREIT may retain KPMG to provide other auditing and advisory services. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements.

The aggregate fees billed for professional services by KPMG in 2016 and 2015 for these various services were:

Type of Fees	2016	2015
Audit Fees	$780,000	$797,800
Audit-Related Fees	0	0
Tax Fees	179,700	176,900

Total	$959,700	$974,700

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Form 10-K, review of financial statements included in PREIT’s Forms 10-Q, including transaction reviews, and for services that are normally provided by the accountant in connection with the review of other filings and consents; “audit-related fees” are fees for comfort letters and for work performed in connection with S-3 and S-8 registration statements and prospectus supplements thereunder; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2016 and 2015.

OTHER MATTERS

PROPOSAL SIX—

OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s common shares by the only persons known by PREIT to be the beneficial owners of more than 5% of PREIT’s common shares of beneficial interest, primarily based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of December 31, 2015
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	11,187,926	16.1%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	9,888,457	14.2%

Vornado Realty L.P.(3) c/o Vornado Realty Trust 888 7th Avenue New York, NY 10019	6,250,000(3)	8.3%(3)

FMR LLC(4) 246 Summer Street Boston, MA 02210	3,630,951	5.2%

APG Asset Management US Inc.(5) 666 3rd Ave, 2nd Floor New York, NY 10017	3,520,300	5.1%

(1)	Based on two Schedules 13G/A filed with the SEC on February 10, 2017 and February 13, 2017. As of December 31, 2016, the Vanguard Group, Inc. had sole voting power over 184,758 of the shares reported and sole dispositive power over 11,013,881 of the shares reported. Of these shares, Vanguard Specialized Funds-Vanguard REIT Index Fund held 5,276,175 shares, approximately 7.58% of the outstanding shares and had sole voting power with respect to these shares.

(2)	Based on a Schedule 13G/A filed with the SEC on January 17, 2017. BlackRock Inc. has sole voting power over 9,717,258 of the shares reported and sole dispositive power over all 9,888,457 of the shares reported. The shares are held in various BlackRock subsidiaries including BlackRock (Netherlands) B.V., BlackRock Financial Management, Inc. BlackRock Japan Co. Ltd., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management North Asia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd, BlackRock Asset Management Schweiz AG, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A. and BlackRock International Limited. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

(3)	On March 31, 2015 we acquired Springfield Town Center in Springfield Virginia. One element of the purchase price was 6,250,000 units of PREIT Associates, L.P., PREIT’s operating partnership (“OP Units”), reflected in the table above. OP Units may be redeemed at the election of the holder for, at PREIT’s election, cash or an equal number of PREIT’s common shares. If Vornado Realty L.P. (“Vornado”) elected to redeem its shares, and PREIT elected to effect that redemption by issuing an equal number of common shares, the 6,250,000 shares issued would be approximately 8.3% of the issued and outstanding shares of the Company after such issuance. Vornado has not filed a 13D or 13G with respect to these OP Units.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2017. As of December 31, 2016, FMR LLC had sole voting power over 1,402,916 of the shares reported and sole dispositive power over all 3,630,951 of the shares reported. Abigail P. Johnson, as a member of the Johnson family, owns 49% of the Series B voting common shares of FMR LLC, and has entered into a voting trust with the other holders of the Series B voting common shares, under which all Series B voting common shares shall be voted in accordance with the majority vote of such shares. By virtue of such ownership, and the shareholders agreement, Ms. Johnson may be deemed to have formed a controlling group of FMR LLC together with other members of the Johnson family. Accordingly, the 13G is also filed on behalf of Ms. Johnson.

(5)	Based on a Schedule 13G filed with the SEC on January 23, 2017. As of December 31, 2016, APG asset Management US Inc. had sole voting power and sole dispositive power over all 3,520,300 of the shares reported. APG Asset Management N.V. (“APG NV”) is the investment manager and has the right to vote and make investment decisions regarding these shares, which authority it has delegated to APG Asset Management US Inc., of which it owns all voting shares. APG Group NV (“APG Group”), in turn, owns all the shares of APG NV. Accordingly, the 13D filing also reports the holdings of APG NV and APG Group as indirect holders of these shares.

Related Party Transactions Policy

The PREIT related party transactions policy requires that related party transactions be reviewed and approved or ratified by a special committee comprised of independent trustees. The Special Committee currently consists of M. Walter D’Alessio, Chair, Leonard I. Korman and Mark E. Pasquerilla. Any member of the Special Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chair of the Special Committee, in the Special Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy.

If the transaction is a related party transaction, full details of the transaction are submitted to the Special Committee. The Special Committee will then determine whether to ratify or approve the transaction. The Special Committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

PREIT’s 2012 amendment to its office lease with an entity in which certain of its officers/trustees have an interest, discussed below, was approved pursuant to PREIT’s related party transactions policy. Except as described below, none of the other transactions described below under “—Other Transactions and Matters” were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. Each of the transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by PREIT’s Board of Trustees, the Special Committee and/or, as appropriate, the independent or non-employee members of PREIT’s Board of Trustees.

Other Transactions and Matters

During 2016, PREIT-RUBIN, Inc. provided management, leasing and development services for properties owned by partnerships and other entities in which certain of our officers or current or former trustees or members of their immediate family and affiliated entities have indirect ownership interests. As of December 31, 2016, PREIT-RUBIN, Inc. no longer manages any of these properties. Total revenue earned by PREIT-RUBIN, Inc. for such services was $0.3 million for the year ended December 31, 2016.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which Ronald Rubin, one of our trustees, collectively with members of his immediate family and affiliated entities, owns approximately a 50% interest. Total rent expense under this lease was $1.4 million, $1.3 million and $1.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Ronald Rubin’s nephew, Daniel Rubin, was employed by a subsidiary of PREIT in 2016. Daniel Rubin is Vice President—Anchor Leasing of PREIT and his annual salary in 2016 was approximately $167,000 and in 2017 is approximately $172,000. In addition, Daniel Rubin received 2,707 restricted shares in 2016 valued at approximately $50,000 and he received commissions of approximately $71,000 for leasing activity in 2016.

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2018 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 26, 2017.

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our Secretary on or before March 3, 2018 but no earlier than February 1, 2018 (unless our annual meeting is not within 30 days of the anniversary of the prior annual meeting, and then not later than the tenth business day following the date on which notice of the meeting was mailed or disclosed to the public, whichever occurs first). The notice to our Secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement and must include, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2018 Annual Meeting, may be obtained upon written request directed to our Secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Bruce Goldman

Secretary

April 25, 2017

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

THE BELLEVUE

200 S. BROAD STREET, 3RD FLOOR

PHILADELPHIA, PA 19102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E25087-P89432	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote FOR the following:
		☐	☐	☐
1. Election of Trustees Nominees:
01) George J. Alburger, Jr. 05) Mark E. Pasquerilla
02) Joseph F. Coradino 06) Charles P. Pizzi
03) Michael J. DeMarco 07) John J. Roberts
04) Leonard I. Korman 08) Ronald Rubin

The Board of Trustees recommends you vote FOR proposal 2.		For	Against	Abstain	The Board of Trustees recommends you vote FOR proposals 4 and 5.	For	Against	Abstain
2. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.		☐	☐	☐	4. APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE SECOND AMENDED AND RESTATED PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 2003 EQUITY INCENTIVE PLAN.	☐	☐	☐
The Board of Trustees recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

3. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐	5. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2017.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

You are urged to sign and return this Proxy so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at www.preit.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25088-P89432

Annual Meeting of Shareholders PENNSYLVANIA REAL ESTATE INVESTMENT TRUST June 1, 2017 This Proxy is solicited on behalf of the Board of Trustees
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

The undersigned, revoking all prior proxies, hereby appoints Ronald Rubin, Joseph F. Coradino and Leonard I. Korman, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 3, 2017 at the Annual Meeting of Shareholders to be held on Thursday, June 1, 2017 and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, FOR THE ONE YEAR OPTION FOR THE ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE SECOND AMENDED AND RESTATED PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 2003 EQUITY INCENTIVE PLAN, AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2017.

Continued and to be signed on reverse side

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